                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             @ ENTERTAINMENT, INC.
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                            BISON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                ---------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 6, 1999, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF @ ENTERTAINMENT, INC. (THE "COMPANY") WHICH REPRESENTS AT LEAST A MAJORITY OF ALL THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, ON A FULLY DILUTED BASIS, ON THE DATE THE OFFER IS CONSUMMATED, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (III) THE GRANTING OF ALL APPLICABLE APPROVALS OF THE POLISH ANTI-MONOPOLY COMMISSION PRIOR TO THE EXPIRATION OF THE OFFER AND (IV) IF REQUIRED BY APPLICABLE LAW, THE RECEIPT PRIOR TO THE EXPIRATION OF THE OFFER OF A DECISION OF THE COMMISSION OF THE EUROPEAN COMMUNITY THAT THE PURCHASE OF SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE COMPATIBLE WITH THE COMMON MARKET. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".
                           --------------------------

THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 2, 1999 (THE "MERGER AGREEMENT"), AMONG UNITED PAN-EUROPE COMMUNICATIONS N.V. ("PARENT"), BISON ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY. SEE
SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".
                           --------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE CAPITAL STOCK OF THE COMPANY, INCLUDING, BUT NOT LIMITED TO, THE HOLDERS OF THE COMMON STOCK (THE "HOLDERS"),
(II) APPROVED THE OFFER AND THE MERGER AND (III) RECOMMENDED THE ACCEPTANCE OF THE OFFER, THE APPROVAL OF THE MERGER AND THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

JUNE 8, 1999.

                                   IMPORTANT

ANY HOLDER DESIRING TO TENDER ALL OR ANY PORTION OF THE SHARES OF COMMON STOCK OWNED BY SUCH HOLDER SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN SUCH LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT, TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES OF COMMON STOCK, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY, (II) WHERE APPLICABLE, CAUSE SUCH HOLDER'S BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY TO TENDER SUCH SHARES OF COMMON STOCK PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER OF SHARES OF COMMON STOCK OR (III) COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES, IN EACH CASE, UPON THE TERMS SET FORTH IN SECTION 3--"PROCEDURES FOR TENDERING COMMON STOCK". ANY HOLDER WHOSE SHARES OF COMMON STOCK ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY IF SUCH HOLDER DESIRES TO TENDER SUCH SHARES OF COMMON STOCK. SEE SECTION 3--"PROCEDURES FOR TENDERING COMMON STOCK".

ANY HOLDER WHO DESIRES TO TENDER SHARES OF COMMON STOCK AND WHOSE CERTIFICATE(S) EVIDENCING SUCH SHARES OF COMMON STOCK ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, MAY TENDER SUCH SHARES OF COMMON STOCK BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3--"PROCEDURES FOR TENDERING COMMON STOCK".

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, OR MORGAN STANLEY & CO. INCORPORATED, THE DEALER MANAGER, AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER RELATED TENDER OFFER MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                            ------------------------

                               TABLE OF CONTENTS

                                                         PAGE
                                                         -----
INTRODUCTION........................................           1

THE TENDER OFFER....................................           3

1.         Terms of the Offer.......................           3

2.         Acceptance for Payment and Payment for
           Common Stock.............................           5

3.         Procedures for Tendering Common Stock....           7

4.         Withdrawal Rights........................           9

5.         Certain United States Federal Income Tax
           Consequences.............................          10

6.         Price Range of Common Stock; Dividends...          11

7.         Certain Information Concerning the
           Company..................................          12

8.         Certain Information Concerning the
           Purchaser and Parent.....................          16

9.         Source and Amount of Funds...............          19

                                                         PAGE
                                                         -----

10.        Background of the Offer..................          19

11.        Purpose of the Offer; Plans for the
           Company; Certain Agreements..............          21

12.        Dividends and Distributions..............          40

13.        Effect of the Offer on the Market for the
           Common Stock; Exchange Act
           Registration.............................          40

14.        Conditions of the Offer..................          42

15.        Certain Legal Matters; Regulatory
           Approvals................................          44

16.        Fees and Expenses........................          48

17.        Miscellaneous............................          49

Schedule I--Information Concerning the Directors and
  Executive Officers of United Pan-Europe
  Communications N.V., Bison Acquisition Corp. and
  United International Holdings, Inc.

                                  INTRODUCTION

    Bison Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of United Pan-Europe Communications N.V., a public company with limited liability incorporated under the laws of The Netherlands ("Parent"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of @ Entertainment, Inc., a Delaware corporation (the "Company"), at a price of $19.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

    Holders of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager" or "Morgan Stanley"), the Depositary and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST A MAJORITY OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS, ON THE DATE THE OFFER IS CONSUMMATED (THE "MINIMUM CONDITION"), (II) THE SATISFACTION OF THE HSR CONDITION (AS DEFINED HEREIN), (III) THE SATISFACTION OF THE PAMC CONDITION (AS DEFINED HEREIN) AND (IV) IF REQUIRED BY APPLICABLE LAW, THE SATISFACTION OF THE EC CONDITION (AS DEFINED HEREIN). THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE CAPITAL STOCK OF THE COMPANY, INCLUDING, BUT NOT LIMITED TO, THE HOLDERS, (II) APPROVED THE OFFER AND THE MERGER AND (III) RECOMMENDED THE ACCEPTANCE OF THE OFFER, THE APPROVAL OF THE MERGER AND THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

    THE COMPANY HAS ADVISED PARENT THAT GOLDMAN SACHS INTERNATIONAL ("GOLDMAN SACHS"), THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION DATED JUNE 2, 1999, THAT, AS OF SUCH DATE, THE OFFER PRICE TO BE RECEIVED BY THE HOLDERS PURSUANT TO THE MERGER AGREEMENT IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS SUBJECT TO THE ASSUMPTIONS AND QUALIFICATIONS CONTAINED IN SUCH OPINION. THE COMPANY HAS ADVISED PARENT THAT A COPY OF THE OPINION OF GOLDMAN SACHS, WHICH SETS FORTH THE ASSUMPTIONS AND QUALIFICATIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY GOLDMAN SACHS, WILL BE CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH THE COMPANY HAS INFORMED THE PARENT WILL BE MAILED TO THE HOLDERS BY THE COMPANY. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the Effective Time (as defined herein) of the Merger, (a) each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by stockholders exercising their rights to dissent in accordance with Delaware law) shall be canceled and converted into and shall represent the right to receive an amount in cash equal to

$19.00, without interest; and (b) each share of the Company's outstanding preferred stock shall be canceled and no further consideration shall be payable in respect thereof. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the General Corporation Law of the State of Delaware (the "DGCL"), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock and of each series of the Company's preference shares, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of the Common Stock and of each series of the Company's preference shares, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

    Parent and the Purchaser have entered into Stockholder Agreements, dated as of June 2, 1999 (the "Common Stockholder Agreements"), with certain relatives of David T. Chase, the Chairman of the Board of Directors of the Company, and certain of their respective affiliates (the "Chase Group"), Samuel Chisolm, David Chance, Robert E. Fowler III, certain affiliates of Advent International Group and Morgan Grenfell Capital Development Syndications Limited ("Morgan Grenfell") (the "Stockholders") of Common Stock, options and/or warrants to purchase Common Stock who are the record and beneficial owners of, in the aggregate, 16,175,431, shares of Common Stock, warrants exercisable for 5,500,000 shares of Common Stock and options to purchase 2,286,000 shares of Common Stock (together with all additional shares of Common Stock, warrants exercisable for Common Stock and options to purchase Common Stock thereafter acquired by the Stockholders, the "Option Securities") (representing approximately 48.4% of the outstanding Common Stock and approximately 51.5% of the Common Stock on a fully diluted basis) pursuant to which such Stockholders have agreed (i) to irrevocably tender pursuant to the Offer (and not withdraw) all shares of Common Stock held by such Stockholders, (ii) grant to the Purchaser an option to purchase all of the Option Securities held by such Stockholders and (iii) with respect to certain questions put to the stockholders of the Company for a vote, to vote such Stockholder's shares of Common Stock in accordance with the terms and conditions of the Common Stockholder Agreement to which such Stockholder is a party. Pursuant to the Common Stockholder Agreements, the Purchaser has agreed to purchase the Option Securities (other than shares of Common Stock) held by the Stockholders after the consummation of the Offer. Parent and the Purchaser also have entered into Stockholder Agreements, dated as of June 2, 1999 (the "Preferred Stockholder Agreements" and, collectively with the Common Stockholder Agreements, the "Stockholder Agreements"), with certain members of the Chase Group and Morgan Grenfell who are the holders (the "Preferred Stockholders") of all of the outstanding Series A 12% Cumulative Preference Shares of the Company and all of the outstanding Series B 12% Cumulative Preference Shares of the Company (the "Preference Shares") pursuant to which each of the Preferred Stockholders have agreed (i) to grant to the Purchaser an option to purchase all of the Preference Shares held by such Preferred Stockholders and (ii) with respect to certain questions put to the stockholders of the Company for a vote, to vote such Preferred Stockholder's Preference Shares in accordance with the terms and conditions of the applicable Preferred Stockholder Agreement to which such Preferred Stockholder is a party. Pursuant to the Preferred Stockholders Agreements, the Purchaser has agreed to purchase the Preference Shares held by the Preferred Stockholders after the consummation of the Offer.

    The Company has informed the Purchaser that, as of June 2, 1999, there were
(x) 33,406,000 shares of Common Stock issued and outstanding, (y) warrants to purchase 9,138,179 shares of Common Stock issued and outstanding, and (z) stock options issued under the Company's Stock Option Plans (as defined herein) covering 3,998,000 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if at least 23,271,090 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein). The Company has been advised, and has informed Parent, that each of its directors and executive officers intends to tender pursuant to the Offer all shares of

Common Stock owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws.

    "HSR Condition" means the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (and any extension thereof) (the "HSR Act"). "PAMC Condition" means the granting of all applicable approvals of the Polish Anti-Monopoly Commission prior to the Expiration Date. "EC Condition" means the receipt prior to the Expiration Date of a decision of the Commission of the European Community that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the Common Market. "Regulatory Condition" shall mean the HSR Condition, the PAMC Condition and the EC Condition, collectively. See Section 14--"Conditions of the Offer" for a complete description of the conditions of the Offer.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, July 6, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, (iii) the PAMC Condition, and (iv) if required by applicable law, the EC Condition. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are reasonably determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and terminate the Offer, and return all tendered shares of Common Stock to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission") purchase all shares of Common Stock validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its shares of Common Stock until the Expiration Date, retain the shares of Common Stock which have been tendered during the period or periods for which the Offer is extended; PROVIDED, HOWEVER, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not waive the Minimum Condition. Parent and the Purchaser have agreed that if immediately prior to any scheduled expiration date of the Offer, the Regulatory Condition has not been satisfied, but at such scheduled expiration date each of the other conditions specified in Section 14-- "Conditions of the Offer" (other than the Minimum Condition) shall have been satisfied, at the request of the Company, Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14--"Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. See Section 4--"Withdrawal Rights".

    Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any Common Stock (a) if the HSR Condition has not been satisfied, (b) the PAMC Condition has not been satisfied, (c) if required by applicable law, the EC Condition has not been satisfied or (d) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any shares of Common Stock if any of the conditions referred to in
Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, PROVIDED, HOWEVER, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not (A) reduce the number of shares of Common Stock to be purchased in the Offer, (B) reduce the Offer Price, (C) modify or add to any conditions of the Offer, (D) change the form of consideration payable in the Offer, or (E) make any other change in the terms of the Offer which is materially adverse to the Holders.

    The Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, provided that, without the prior written consent of the Company, the Purchaser will not (i) waive the Minimum Condition,
(ii) reduce the number of shares of Common Stock to be purchased in the Offer,
(iii) modify or add to any conditions of the Offer, (iv) change the form of consideration payable in the Offer, (v) reduce the Offer Price, or (vi) make any other change in the terms of the Offer which is materially adverse to the Holders. Parent and the Purchaser have agreed that if immediately prior to any scheduled expiration date of the Offer, the Regulatory Condition has not been satisfied, but at such scheduled expiration date each of the other conditions specified in Section 14--"Conditions of the Offer" (other than the Minimum Condition) shall have been satisfied, at the request of the Company, Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof. The Purchaser also expressly reserves the right (but will not be obligated) to, extend the Offer, without the consent of the Company, if (i) at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to accept for payment and pay for shares of Common Stock set forth in Section 14--"Conditions of the Offer" shall not have been satisfied or waived, until the third business day after the day the Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied;
(ii) from time to time up to a maximum of an aggregate of thirty (30) days beyond the first day all of the conditions of the Offer have been met and/or
(iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Notwithstanding the foregoing, (x) the Offer may not, without the Company's written consent, be extended beyond September 30, 1999, and (y) the Offer may not, without the Company's prior written consent, be extended pursuant to clause (i) of the immediately preceding sentence, if the failure to satisfy any condition of the Offer was caused by a material breach of the Parent or the Purchaser of any of their representations, warranties or agreements set forth in the Merger Agreement.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any shares of Common Stock upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

    During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten (10) business days is generally required to allow for adequate dissemination to Holders and investor response.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON STOCK. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14-- "Conditions of the Offer", including, but not limited to, the receipt of the regulatory approvals specified in Section 15--"Certain Legal Matters; Regulatory Approvals." Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, shares of Common Stock in order to comply, in whole or in part, with any applicable law. If, following acceptance for payment of shares of Common Stock, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for shares of Common Stock tendered, the Purchaser will promptly return such shares of Common Stock.

    In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Common Stock", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES OF COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Common Stock pursuant to the Offer.

    If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Common Stock", such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

    Subject to the terms of the Merger Agreement, the Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR TENDERING COMMON STOCK.

    VALID TENDER OF COMMON STOCK. In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates representing shares of Common Stock to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank or trust company to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the shares tendered thereby are tendered (i) by the registered holder of shares of Common Stock who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person or entity other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person or entity other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

   (iii) the certificates for all tendered shares of Common Stock in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq Stock Market's National Market (the "Nasdaq National Market") is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the delivery of such shares of Common Stock (unless the Purchaser elects, in its sole discretion, to make payment for such shares of Common Stock pending receipt of the certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for shares of Common Stock or Book-Entry Confirmations with respect to shares of Common Stock are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of shares of Common Stock pursuant to one of the procedures described above will constitute a binding agreement between the tendering Holder and the Purchaser on the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any shares of Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as such Holder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock tendered by such Holder and accepted for payment by the Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such shares of Common Stock on or after June 2, 1999). All such proxies shall be considered coupled with an interest in the tendered Common Stock and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such shares of Common Stock for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Holder with respect to such shares of Common Stock and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the shares of Common Stock and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for shares of Common Stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common Stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such shares of Common Stock and receive all dividends and distributions thereon.

    BACKUP WITHHOLDING. UNDER UNITED STATES FEDERAL INCOME TAX LAW, THE AMOUNT OF ANY PAYMENTS MADE BY THE DEPOSITARY TO HOLDERS (OTHER THAN CORPORATE AND CERTAIN OTHER EXEMPT HOLDERS) PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING TAX AT A RATE OF 31%. TO AVOID SUCH BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENTS PURSUANT TO THE OFFER, A NON-EXEMPT, TENDERING U.S. HOLDER (AS DEFINED IN SECTION 5-- "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES") MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY UNDER PENALTY OF PERJURY THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A HOLDER OR IF A HOLDER FAILS TO DELIVER A COMPLETED SUBSTITUTE FORM W-9 TO THE DEPOSITARY OR OTHERWISE ESTABLISH AN EXEMPTION, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH HOLDER. SEE SECTION 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" OF THIS OFFER TO PURCHASE AND THE INFORMATION SET FORTH UNDER THE HEADING "IMPORTANT TAX INFORMATION" CONTAINED IN THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 6, 1999, or at such later time as may apply if the Offer is extended.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and the name of the registered holder of such shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Common Stock", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in
Section 3--"Procedures for Tendering Common Stock".

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (defined below) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Common Stock who for United States federal income tax purposes is (i) a citizen or resident of the United States;
(ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

    In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitutes a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such shares of Common Stock exceeds one year.

    The foregoing discussion may not be applicable to certain types of holders, including holders who acquired shares of Common Stock pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. Holders and holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold shares of Common Stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

    BACKUP WITHHOLDING TAX. As noted in Section 3--"Procedures for Tendering Common Stock", a Holder (other than an "exempt recipient", including a corporation, a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons that receive cash in exchange for shares of Common Stock may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

    The United States federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF COMMON STOCK; DIVIDENDS. The Common Stock is listed and traded on the Nasdaq National Market under the symbol "ATEN". The following table sets forth, for the periods indicated, the high and low sales prices per Share as reported by the Dow Jones News Service:

                                                                                   HIGH        LOW
                                                                                  -------    -------
1997:
Quarter ended 9/30/97(*).........................................................  21 3/4     14 1/2
Quarter ended 12/31/97...........................................................  15 3/4      9

1998:
Quarter ended 3/31/98............................................................  14 3/4     10
Quarter ended 6/30/98............................................................  19 3/8     10 7/8
Quarter ended 9/30/98............................................................  15 1/4      8
Quarter ended 12/31/98...........................................................   9 1/2      3 7/8

1999:
Quarter ended 3/31/99............................................................  11 1/4      6 3/8
Period 4/1/99 through 6/7/99.....................................................  18 5/8      7 3/8

------------------------

       *   Partial period beginning July 30, 1997

    On May 10, 1999, the day before the Company announced that it had retained Goldman Sachs to advise its Board of Directors, the reported closing sales price of the Common Stock on the Nasdaq National Market was $8 1/8 per share of Common Stock. On June 1, 1999, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Common Stock on the Nasdaq National Market was $12 1/2 per share of Common Stock. On June 7, 1999, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Common Stock on the Nasdaq National Market was $18 1/4 per share. HOLDERS OF COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

    As of June 7, 1999, no dividends had ever been paid on the shares of Common Stock. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effective date of the Merger.

    7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

    The Company is the leading provider of pay television services in Poland and is engaged principally in providing cable television services, providing satellite television services and developing, packaging and delivering high quality Polish-language programming. The Company operates the largest cable television system in Poland with approximately 1,624,000 homes passed and approximately 948,200 total subscribers as of March 31, 1999. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland. The Company is a Delaware corporation. The address of the Company's principal executive offices is One Commercial Plaza, Hartford, Connecticut 06103. The telephone number of the Company at such offices is (860) 549-1674.

                              @ENTERTAINMENT, INC.
               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company's 1998 10-K") and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, and March 31, 1999. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "--Available Information".

                                                                                                     THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,               MARCH 31,
                                                             ------------------------------------  ----------------------
                                                                1996        1997         1998         1998        1999
                                                             ----------  -----------  -----------  ----------  ----------
STATEMENT OF OPERATIONS:
Revenues...................................................  $   24,923  $    38,138  $    61,859  $   12,686  $   18,799
Operating expenses:
  Direct operating expenses................................      (7,193)     (14,621)     (61,874)      8,648      18,017
  Selling, general and administrative expenses (1).........      (9,289)     (49,893)     (74,494)     13,447      15,620
  Depreciation and amortization............................      (9,788)     (16,294)     (26,304)      4,949       9,405
                                                             ----------  -----------  -----------  ----------  ----------
Operating income/(loss)....................................      (1,347)     (42,670)    (100,813)    (14,358)    (24,243)
  Interest and investment income...........................       1,274        5,754        3,355         850       1,494
  Interest expense.........................................      (4,687)     (13,902)     (21,957)     (3,649)    (11,845)
  Equity in losses of affiliated companies.................          --         (368)      (6,310)        270       1,025
  Foreign exchange loss, net...............................        (761)      (1,027)        (130)         73      (1,038)
                                                             ----------  -----------  -----------  ----------  ----------
  Loss before income taxes, minority interest and
    extraordinary item.....................................      (5,521)     (52,213)    (125,855)    (16,814)    (34,607)
Income tax (expense)/benefit...............................      (1,273)         975         (210)       (333)        (19)
Minority interest..........................................       1,890       (3,586)          --        (149)         --
                                                             ----------  -----------  -----------  ----------  ----------
Loss before extraordinary item.............................      (4,904)     (54,824)    (126,065)         --          --
Extraordinary item-loss on early extinguishment of debt
  (2)......................................................      (1,713)          --           --          --          --
                                                             ----------  -----------  -----------  ----------  ----------
  Net loss.................................................      (6,617)     (54,824)    (126,065)    (17,296)    (34,626)
Accretion of redeemable preferred stock....................      (2,870)      (2,436)          --          --        (791)
Preferred stock dividends..................................      (1,738)          --           --          --          --
(Excess)/deficit of carrying value of preferred stock
  (over)/under consideration paid (3)......................       3,549      (33,806)          --          --          --
                                                             ----------  -----------  -----------  ----------  ----------
Net loss applicable to holders of common stock.............  $   (7,676) $   (91,066) $  (126,065) $  (17,296) $  (35,417)
                                                             ----------  -----------  -----------  ----------  ----------
                                                             ----------  -----------  -----------  ----------  ----------
Basic and diluted loss per common share....................  $    (0.44) $     (3.68) $     (3.78) $    (0.52) $    (1.06)

                                                                                                THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                         --------------------------------  ----------------------
                                                           1996        1997       1998        1998        1999
                                                         ---------  ----------  ---------  ----------  ----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................  $  68,483  $  105,691  $  13,055  $   58,589  $  128,002
  Property, plant and equipment, net...................     84,833     117,579    213,054     139,231     195,783
  Total assets.........................................    217,537     307,096    348,374     303,794     447,540
  Total notes payable..................................    130,074     130,110    263,954     132,297     367,169
  Redeemable preferred stock...........................     34,955          --         --          --      29,603
  Total stockholders' equity...........................     31,048     152,355     33,656     137,826      (3,811)

------------------------

(1) The year ended December 31, 1997 includes a non-cash compensation expense of $18,102,000 relating to the granting of certain management stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 15 to the Consolidated Financial Statements, each contained in the Company's 1998 10-K.

(2) See Note 11 to the Consolidated Financial Statements contained in the Company's 1998 10-K.

(3) Represents the amount paid to preferred stockholders in excess of or less than the carrying value of such shares.
                            ------------------------

    CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial data (the "Projections"). The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and the Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the Holders access to the material financial projections prepared by the Company's management that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer.

                             @ ENTERTAINMENT, INC.
                       SELECTED PROJECTED FINANCIAL DATA

                                                    1999(E)       2000         2001         2002         2003
                                                  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Total Revenue...................................  $   153,791  $   274,013  $   355,059  $   413,191  $   475,842
Profit/(Loss) after tax.........................  $  (245,013) $   (50,795) $   (11,642) $     6,022  $     6,113
EBITDA(1).......................................  $  (148,941) $    51,612  $   108,285  $   144,991  $   189,007

------------------------

(1) EBITA means earnings before interest, income taxes and amortization from continuing operations, calculated by adjusting the loss from operations for non-recurring charges, amortization expense and other income.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed herein, including, but not limited to the Projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above in "--Certain Projected Financial Data of the Company".

    While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the years ending December 31, 1999, 2000, 2001, 2002 and 2003 may vary materially from those shown above.

    In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants has examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent and the Purchaser or any other person that the projected results will be achieved. In particular, Parent and the Company may apply differing accounting methods to various aspects of their businesses, including the treatment of certain equipment provided to subscribers. These differences in accounting treatment may materially affect the Company's results. The Projections should be read in conjunction with the historical financial information of the Company included above. None of Parent, the Purchaser, or any other person assumes any responsibility for the accuracy or validity of the foregoing Projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

    THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is c/o United Pan-Europe Communications, N.V., Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands. The telephone number is 011-31-20-778-9840.

    PARENT. Parent, a public company with limited liability incorporated under the laws of The Netherlands, owns and operates cable-based communications networks in ten countries in Europe and in Israel. Parent provides cable television services. Some of its systems also provide telephone and Internet access services. Its systems together have the largest number of subscribers of any group of broadband communications networks operated across Europe. Parent has systems in The Netherlands, Austria, Norway, Belgium and France. These systems are strategically located in the capital cities of Amsterdam, Vienna, Oslo, Brussels and suburban Paris. Parent also has systems in Israel, Malta and Eastern Europe. The principal executive offices of Parent are located at Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands. The telephone number is 011-31-20-778-9840. Parent is a subsidiary of United International Holdings, Inc. ("UIH"), a leading international provider of video, telephone and data services. The principal executive officers of UIH are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. The telephone number is 303-770-4001.

    During the last five years, none of UIH, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase (i) none of UIH, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of UIH, Parent or the Purchaser, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and
(ii) none of UIH, Parent, the Purchaser, or to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past sixty (60) days. The Purchaser, Parent and UIH disclaim beneficial ownership of any Common Stock owned by any pension plans of Parent or UIH or any affiliate of Parent or the Purchaser.

    Except as described in this Offer to Purchase, none of UIH, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, none of UIH, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of UIH, Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of UIH, Parent, or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    AVAILABLE INFORMATION. Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Copies of these documents are also filed with the Amsterdam Stock Exchange.

    The financial data relating to Parent set forth below are presented in Dutch Guilders ("Guilders" or "NLG") and are prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP"). As of each of December 31, 1996, December 31, 1997, December 31, 1998 and June 7, 1999, the rate in New York City for cable transfers in foreign currencies as certified for custom purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), was NLG 1.73 = U.S. $1.00, NLG 2.03 = U.S. $1.00, NLG 1.88 = U.S. $1.00
and NLG 2.14 = U.S. $1.00, respectively.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                              THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                       MARCH 31
                                           -------------------------------------------  -------------------------------
                                               1996           1997           1998            1998            1999
                                           -------------  -------------  -------------  --------------  ---------------
                                           (DUTCH GUILDERS, IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Service and other revenue..............        245,179        337,255        408,970          95,005          148,820
  Operating expense......................        (82,439)      (118,508)      (138,459)        (30,899)         (67,067)
  Selling, general & administrative
    expense..............................        (81,176)      (119,067)      (481,703)        (27,551)        (104,333)
  Depreciation and amortization..........        (79,832)      (132,888)      (187,646)        (48,457)         (63,198)
                                           -------------  -------------  -------------  --------------  ---------------
  Net operating income (loss)............          1,732        (33,208)      (398,838)        (11,902)         (85,778)
  Interest income........................          2,757          6,512          7,397             814            4,911
  Interest expense.......................        (38,475)       (70,738)      (104,355)        (22,734)         (38,245)
  Provision for loss on investment
    related costs........................             --        (18,888)        (6,230)             --               --
  Gain on sale of assets.................             --             --             --              --           14,625
  Foreign exchange gain (loss) and other
    expense..............................        (21,200)       (41,063)         2,690          (4,894)         (15,335)
                                           -------------  -------------  -------------  --------------  ---------------
  Net income (loss) before income taxes
    and other items......................        (55,186)      (157,385)      (499,336)        (38,716)        (119,822)
  Shares in result of affiliated
    companies, net.......................        (30,712)       (25,458)       (63,823)        (14,139)         (20,272)
  Minority interests in subsidiaries.....         (2,208)           152          1,153             241              (77)
  Income tax benefit (expense)...........           (509)         1,649         (1,215)            719             (368)
                                           -------------  -------------  -------------  --------------  ---------------
  Net income (loss)......................        (88,615)      (181,042)      (563,221)        (51,895)        (140,539)
                                           -------------  -------------  -------------  --------------  ---------------
                                           -------------  -------------  -------------  --------------  ---------------
  Basic and diluted loss per ordinary
    share................................          (0.96)         (1.98)         (6.80)          (0.56)           (1.31)
                                           -------------  -------------  -------------  --------------  ---------------
                                           -------------  -------------  -------------  --------------  ---------------
  Weighted-average number of ordinary
    shares outstanding...................     92,062,589     91,533,381     82,869,342      92,062,589      107,395,811

SELECTED BALANCE SHEET DATA:
  Non-restricted cash and cash
    equivalents..........................         43,649        100,144         29,571          65,777        1,062,002
  Other current assets...................         83,265         85,421        136,046          83,835          280,212
  Investments in affiliated companies....        260,468        413,649        493,051         388,316          390,767
  Property, plant and equipment..........        415,989        484,982        602,997         590,290        1,528,580
  Intangible assets......................        270,407        690,046        680,032         758,486        1,454,742
  Total assets...........................      1,076,552      1,915,704      2,067,779       2,071,107        5,003,572
  Short-term debt........................        449,892        257,515        351,853         262,829           64,802
  Other current liabilities..............        120,649        185,442        244,514         196,825          421,085
  Long-term debt.........................        275,802        966,100      1,174,749       1,124,099        1,279,240
  Total liabilities......................        858,059      1,467,184      2,116,019       1,635,570        1,819,841
  Total shareholders' equity (deficit)...        213,938        439,805        (74,174)        426,547        3,156,492

    9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $925 million. The Purchaser will obtain such funds from Parent. Parent anticipates that it will obtain such funds from a planned private placement of high-yield notes. As of the date hereof, Parent had not completed such financing. Parent has also approached its customary financing sources in order to arrange interim financing for the Offer. No commitment letter has been entered into with respect to such financing, however, Parent, based on conversations with its financing sources, is confident that such financing can be arranged.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Common Stock will be in full compliance with, or not subject to, the margin regulations.

    10. BACKGROUND OF THE OFFER. In January, 1998, the Company approached Parent regarding the possibility of acquiring Parent's Hungarian cable assets. Parent rejected this approach. Subsequently in December, 1998, representatives of Parent contacted Robert Fowler, the Chief Executive Officer of the Company to discuss the possibility of a cooperative relationship between the two parties. Mr. Fowler agreed to discuss this possibility and efforts were made to arrange a meeting between Mr. Fowler and Mark Schneider, the Chairman of the Management Board and Chief Executive Officer of Parent. This meeting never occurred due to the scheduling demands of the principals and Parent's need to focus its resources on the successful completion of its March, 1999, initial public offering.

    In late March, 1999, representatives of Parent contacted Goldman Sachs to inquire as to whether the Company would consider a possible business combination. On April 1, 1999, Charles Bracken, the Managing Director, Strategy Acquisitions and Corporate Development at Parent, met with Mr. Fowler over lunch at the offices of Goldman Sachs to discuss Parent's interest in a possible business combination with the Company. In the first week of April, 1999, Parent retained Morgan Stanley to represent it in any possible transaction with the Company. Thereafter, representatives of Morgan Stanley contacted representatives of Goldman Sachs to discuss the procedures for participating in any contemplated sale process. On April 12, 1999, the Company entered into the Confidentiality Agreement (as defined herein) and thereafter received certain confidential information regarding the business and operations of the Company. During the week of April 12, 1999, Parent and its representatives began their review of the Company and representatives of Morgan Stanley and Goldman Sachs had various additional conversations regarding the business and operations of the Company.

    On April 19, 1999, representatives of Parent and Morgan Stanley met with representatives of the Company in Warsaw. During these meetings, members of the Company's senior management made presentations regarding various aspects of the business of the Company. In addition, representatives of Parent and Morgan Stanley had the opportunity to discuss the Company and the Company's business plan with members of the Company's senior management.

    During the succeeding weeks, the Company and Morgan Stanley performed further analysis on the information received from the Company. In addition, during this period, representatives of Parent and Morgan Stanley had various contacts with representatives of the Company and Goldman Sachs, in which Parent and Morgan Stanley sought to understand better the business plan of the Company and in which they requested further confidential information regarding the Company and its business. During the week of May 10, 1999, Parent and Morgan Stanley sought to finalize their valuation of the Company.

    On May 11, 1999, the Company publicly announced that it had retained Goldman Sachs to advise its Board of Directors in discussions it was having with potential strategic investors. Such discussions were reported to entail the sale of all or part of the Company.

    On May 19, 1999, in a telephone call with Goldman Sachs, Parent indicated its continued interest in acquiring all of the outstanding Common Stock. Parent also indicated that it would require the opportunity to conduct further due diligence and a period of exclusivity in which to complete that due diligence and negotiate definitive transaction documentation. During the course of this call, Parent and Goldman Sachs discussed the valuation of the Company. Parent subsequently agreed to value the Common Stock at $19.00 per share of, contingent upon receiving an exclusive negotiation period to allow it to perform legal due diligence and other confirmatory due diligence and to negotiate a definitive transaction agreement. The consideration to be paid pursuant to this proposal was to be comprised of $9.50 in cash, and shares in a new class of equity securities of Parent which Parent valued at $9.50. At this point Parent also indicated that, as a condition to its willingness to offer $19.00 per share of Common Stock, Parent would require that stockholders of the Company representing a majority of the issued and outstanding Common Stock agree to support the proposed transaction.

    On May 20, 1999, Parent retained White & Case LLP as its legal advisor in respect of any potential acquisition of the Company.

    On May 22, 1999, Baker & McKenzie, counsel to the Company, delivered to Parent a draft of a proposed Merger Agreement which called for a single-step merger of the Company with and into a subsidiary of Parent in exchange for cash and securities of Parent, including a contingent value right.

    During the period from May 21, 1999, to May 23, 1999, representatives of Parent, Morgan Stanley and White & Case conducted further legal, business and financial due diligence regarding the Company at the offices of the Company's counsel in London, Warsaw and Washington, D.C. During this period, members of Parent's senior management and the Company's senior management met to discuss potential synergies that could be achieved in combining the businesses of Parent and the Company. As a result of further discussions among the principals and their advisors, Parent agreed that any transaction between the parties would be an all-cash transaction. Parent is advised that, based on the preliminary results of this review and Parent's indication that it remained prepared to offer $19.00 per share of Common Stock, at a meeting held on May 24, 1999, the Board of Directors of the Company authorized the Company's management to grant Parent an exclusive negotiating period through the morning of June 1, 1999, subject to receipt and review of Parent's comments on the draft Merger Agreement.

    On May 26, 1999, Parent delivered to the Company a revised draft of the Merger Agreement marked to reflect its required changes to the Merger Agreement, including the requirement that any potential transaction be a cash transaction.

    On May 26 and 27, representatives of White & Case and Baker & McKenzie had numerous telephone conversations regarding the proposed Merger Agreement. On May 28, 1999, representatives of the parties' legal and financial advisors met in London to discuss the Merger Agreement, the Stockholder Agreements and certain aspects of the proposed transaction structure. On May 28, 1999, the Supervisory Board of Parent met and approved the making of the Offer, the Merger and the execution and delivery of a Merger Agreement at a price not to exceed $19.00 per share of Common Stock.

    During the period from May 28, 1999 through June 1, 1999, the parties and their advisors continued to negotiate the terms of the Merger Agreement and the Merger Agreement was revised to reflect the outcome of such negotiations. Simultaneously therewith, Parent and its advisors negotiated the terms of the Stockholder Agreements which, subject to the approval of the Board of Directors, were to be entered into in the event the Merger Agreement was executed with representatives of the Stockholders and the Preferred Stockholders and those agreements were revised to reflect the outcome of such negotiations. In addition, during this period, Parent finalized its due diligence review of the Company.

    Parent is advised that on the evening of May 31, 1999, the Board of Directors of the Company met and approved Parent's offer, the Merger, the Merger Agreement and the Stockholder Agreements, subject to the finalization of definitive documentation. Thereafter, Parent's and the Company's respective legal and financial advisors met to finalize the Merger Agreement and on the evening of June 1, 1999, Messrs. Schneider and Fowler met to resolve certain final issues. Early in the morning of June 2, 1999, the Merger Agreement was executed by Parent, the Purchaser and the Company and the Stockholder Agreements were executed by Parent, the Purchaser and the various Stockholders and Preferred Stockholders.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire as many outstanding shares of Common Stock as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all shares of Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, the Company's Certificate of Incorporation provides that the affirmative vote of the holders of two-thirds of the issued and outstanding Series A 12% Cumulative Preference Shares of the Company and two-thirds of the issued and outstanding Series B 12% Cumulative Preference Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's Board of Directors has unanimously (i) determined that each of the Offer and the Merger are advisable and are fair to, and in the best interests of, the holders of capital stock of the Company, including but not limited to, the Holders; (ii) approved the Offer and the Merger and (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company. Unless the Merger is consummated pursuant to the "short-form" merger provisions under
Section 253 of the DGCL described below (in which case no vote of the Holders is required), the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock and the holders of two-thirds of the issued and outstanding shares of each series of the Company's preference shares. Pursuant to the Preferred Stockholder Agreements the Purchaser has agreed to purchase all of the outstanding preference shares of the Company shortly after the consummation of the Offer. As a result, the affirmative vote of the requisite holders of each series of preference shares is assured.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock and each outstanding series of the Company's preference shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding shares of Common Stock and each outstanding series of the Company's preference shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock and each outstanding series of the Company's preference shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    If Purchaser purchases shares of Common Stock pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of shares of Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    PLANS FOR THE COMPANY. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

    As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of shares of Common Stock acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or a decline in the value of the Company after the Merger.

    Shares of Common Stock are currently traded on the Nasdaq National Market. Following the consummation of the Merger, shares of Common Stock will no longer be quoted on the Nasdaq National Market and the registration of the Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding. See
Section 13--"Effect of the Offer on the Market for the Common Stock; Exchange Act Registration". It is expected that, if shares of Common Stock are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

    Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of the Company except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Common Stock tendered pursuant to the Offer shall be subject to only those conditions set forth herein. The obligations of the Purchaser to accept for payment and to pay for any shares of Common Stock tendered shall be subject only to those conditions set forth in
Section 14--"Conditions of the Offer", any of which may be waived by Parent or the Purchaser in their sole discretion; PROVIDED, HOWEVER, that the Purchaser may not waive the Minimum Condition without the prior written consent of the Company. The conditions to the Offer are for the sole benefit of Parent and the Purchaser and may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to any such conditions or, except as expressly set forth herein, may be waived by Parent and the Purchaser in whole or in part. Parent and the Purchaser expressly reserve the right to modify the terms of the Offer; PROVIDED, HOWEVER, that without the prior written consent of the Company, the Purchaser shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions to the Offer, (iv) change the form of consideration payable in the Offer or (v) make any other change in the terms of the Offer which is materially adverse to the holders of Common Stock. Notwithstanding the foregoing sentence, the Purchaser may, without the consent of the Company, (i) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to purchase shares of Common Stock have not been satisfied or waived, until the third business day after the day the Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied, (ii) extend the Offer from time to time up to a maximum of an aggregate of thirty (30) days beyond the first day all of the conditions to the Offer have been met, and/or (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Notwithstanding the foregoing, (x) the Offer may not, without the Company's written consent, be extended beyond September 30, 1999, and (y) the Offer may not, without the Company's prior written consent, be extended pursuant to clause (i) of the immediately preceding sentence if the failure to satisfy any condition of the Offer was caused by a material breach by Parent or the Purchaser of any of their representations, warranties, covenants or agreements set forth in the Merger Agreement. Notwithstanding any thing to the contrary in the Merger Agreement, Parent and the Purchaser agree that if immediately prior to any scheduled expiration date of the Offer, the Regulatory Condition shall not have been satisfied, but at such scheduled expiration date each of the other conditions set forth in Section 14--"Conditions of the Offer" (other than the Minimum Condition) shall then be satisfied, at the request of the Company, the Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof.

    Pursuant to the terms of the Merger Agreement, the Company has approved of and consented to the Offer and has represented that (a) its Board of Directors (at a meeting duly called and held) has by the unanimous vote of the directors,
(i) has determined that each of the Offer and the Merger is (x) advisable and
(y) fair to, and in the best interests of, the holders of shares of capital stock of the Company, including but not limited to the Holders, (ii) approved the Offer and the Merger and approved and adopted the Merger Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL, (iii) recommended acceptance of the Offer, approval of the Merger and approval and adoption of the Merger Agreement by the stockholders of the Company, (iv) approved the changes in the Company's options and warrants and the Company's Stock Incentive Plans (as defined herein) contemplated by the Merger Agreement, and (v) taken all other applicable action necessary to render (x) Section 203 of the DGCL and any other applicable state takeover statutes and (y) Article VIII of the Company's Amended and Restated Certificate of Incorporation inapplicable to the Offer and the Merger; and (b) Goldman Sachs has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the Holders, other than Parent and the Purchaser, pursuant to the Offer and the Merger is fair to such holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company on the later of the date the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger (such date, the "Effective Time"). The filing of the Certificate of Merger shall be made on the closing date of the Merger or as soon as practicable after the satisfaction or waiver of the conditions to the Merger. Following the Merger, the separate corporate existence of the Purchaser shall thereupon cease and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence as a wholly owned subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.

    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser or the Company, each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock, if any, held by stockholders who perfect their appraisal rights under Delaware law) shall be canceled and converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration"). In addition, at the Effective Time, each issued and outstanding share of the capital stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    The Merger Agreement provides that in the event that the Purchaser shall acquire in the aggregate at least 90 percent of the outstanding shares of Common Stock, and 90 percent of the outstanding shares of each outstanding class of Preference Shares, the Company, Parent and the Purchaser shall take all necessary action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

    The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) to the extent required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by the holders of a majority of the outstanding shares of Common Stock; (ii) the HSR Condition shall have been satisfied; (iii) (a) the PAMC Condition shall have been satisfied and (b) the EC Condition shall have been satisfied; (iv) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time; PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction, decree or other order that may be entered; (v) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal; (vi) the Purchaser shall have purchased shares of Common Stock pursuant to the Offer in a number sufficient to satisfy the Minimum Condition; and (vii) the Purchaser shall have purchased all of the outstanding Preference Shares from the owners thereof and shall be the sole record and beneficial owner of all of the Company's issued and outstanding Preference Shares; PROVIDED, HOWEVER, that Parent and the Purchaser will not be entitled to assert the condition described in this clause (vii) if Parent or the Purchaser shall have failed to purchase any Preference Shares in breach of their obligations under the Preferred Stockholder Agreements.

    CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Merger Agreement provides that, at the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws. In addition, the Certificate of Incorporation (as amended to change the name of the Purchaser to "@ Entertainment, Inc.") and By-Laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter duly amended as provided therein or by applicable law.

    COMPANY STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, promptly following the purchase of shares of Common Stock pursuant to the Offer, if required by the DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a meeting of the holders of Common Stock and Preference Shares (the "Company Stockholders' Meeting") for the purpose of voting upon the Merger Agreement and the Merger. The Company has agreed that it will use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's Amended and Restated Certificate of Incorporation or By-Laws to obtain the approval for the Merger Agreement.

    The Company has agreed that, if stockholder approval of the Merger is required by applicable law or by the Company's Amended and Restated Certificate of Incorporation or By-Laws, as promptly as practicable, following Parent's request, the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable best efforts to respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding the Company required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, the Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and the Purchaser have agreed to furnish to the Company the information relating to each of them required by the Exchange Act to be set forth in the Proxy Statement. The Company has agreed that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock and Preference Shares approve and adopt the Merger Agreement and approve the Merger. Parent will cause all shares of Common Stock and Preference Shares owned by Parent and its subsidiaries (including the Purchaser) to be voted in favor of the Merger Agreement and the Merger.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the Purchaser having acquired a majority of the outstanding shares of Common Stock, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock beneficially owned by the Purchaser and Parent and the denominator of which shall be the number of shares of Common Stock then outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Company's Board of Directors (including using its reasonable best efforts to cause directors to resign).

    Subject to applicable law, the Company has agreed to take all action requested by Parent which is reasonably necessary to effect any such election. In furtherance thereof, the Company will increase the size of the Company's Board of Directors (subject to the limitations set forth in the Company's Amended and Restated Certificate of Incorporation and By-Laws), or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit the Purchaser's designees to be elected to the Company's Board of Directors. At the Effective Time, the Company, if so requested, will use its reasonable efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary and each committee of each such board (in each case to the extent of the Company's ability to elect such persons and subject to any applicable stock exchange regulations). Following the election or appointment of the Purchaser's designees as described herein and prior to the Effective Time, any amendment or termination of the Merger Agreement or the Company's Amended and Restated Certificate of Incorporation or By-Laws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent and the Purchaser or waiver of any of the Company's rights under the

Merger Agreement, and any other consent or action by the Board of Directors under the Merger Agreement, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are directors on June 2, 1999 and who voted to approve the Merger Agreement or are designated by a majority of the directors of the Company who are directors on June 2, 1999 and who voted to approve this Agreement.

    INTERIM OPERATIONS. The Merger Agreement provides that except as otherwise expressly contemplated thereby or as described in the Company's disclosure statement (the "Company Disclosure Statement") delivered concurrently with the delivery of the Merger Agreement, as required by any change in applicable law, or as otherwise agreed by Parent in writing (which agreement shall not be unreasonably withheld), during the period from the date of the Merger Agreement to the Effective Time, (i) the Company will, and will cause each of its subsidiaries to, conduct the Company's business in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with the foregoing, the Company will, and will cause each of its subsidiaries to, use their reasonable best efforts to preserve intact their current business organizations, keep available the service of their current officers and employees, and preserve their relationships with customers, suppliers and others having business dealings with them (but without the obligation to pay any additional compensation to any such officers, employees, customers, suppliers and other persons), in each case with respect to the Company's current business, with the objective that the goodwill and ongoing businesses of the Company shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and including the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (except to the extent set forth in the Company Disclosure Statement): (a) except for (i) Company Common Stock issued upon exercise of options or other rights outstanding as of the date of the Merger Agreement under existing employee benefit plans in accordance with the terms thereof, and (ii) securities issued in connection with the conversion of convertible or exchangeable securities of the Company or its subsidiaries outstanding as of June 2, 1999 in accordance with the terms of such securities, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance (in each instance, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of (A) any additional shares of its capital stock of any class, or any Voting Debt (as defined in the Merger Agreement), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or Voting Debt or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or Voting Debt or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on June 2, 1999; (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities, other than pursuant to existing agreements requiring the Company to repurchase or acquire any shares of its capital stock (provided that such repurchase or acquisition is in accordance with the terms of such agreement as in effect on the date of the Merger Agreement); (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any wholly owned subsidiary of the Company, of the Company to the Company or another wholly owned subsidiary of the Company); (d) (i) grant any increases in the compensation of any of its directors, officers or employees, except for increases granted to employees other than officers in the ordinary course of business consistent with past practice, (ii) pay or award or agree to pay or award any pension, retirement allowance, or other non-equity incentive awards, or other employee benefit, not required by any of the Employee Plans (as defined in the Merger Agreement), to any current or former director, officer or employees, whether past or present, or to any other person or entity, except for payments or awards to current employees other than officers that are in the ordinary course of business, consistent with past practice, (iii) pay or award or agree to pay or award any stock option or equity incentive awards, (iv) except as provided for in the Company's business plan as provided by the Company to Parent and the Purchaser (the "Business Plan"), enter into any new or amend any existing employment agreement with any director, officer or employee except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (v) enter into any new, or amend any existing, severance agreement with any current or former director, officer or employee, except for agreements or amendments in the ordinary course of business, consistent with past practice, that do not provide for material benefits, or (vi) become obligated under any new Employee Plan which was not in existence on June 2, 1999, or amend any such Employee Plan in existence on June 2, 1999, except for any such amendment in the ordinary course of business, consistent with past practice, that does not provide for material additional benefits; (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company not constituting an inactive subsidiary (other than the Merger, and other than any such merger, consolidation, restructuring, recapitalization or other reorganization that is used to effect an acquisition permitted pursuant to the immediately succeeding clause (f) and which does not result in a change of control of the Company or change the Company's Common Stock into a different number or kind of securities); (f) make any acquisition, by means of stock or asset purchase, recapitalization, merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets; PROVIDED, FURTHER, that such acquisitions do not and would not prevent or materially delay the consummation of the Merger; and PROVIDED, FURTHER, that the foregoing shall not prevent the Company from exploring on a preliminary basis and conducting diligence investigations (including having discussions with any potential acquisition target) with respect to any potential acquisition that would require Parent's consent under the Merger Agreement, for the purpose of determining the desirability of such potential acquisition and developing the basis on which to seek Parent's consent, so long as the Company does not submit any formal proposal or indication of interest with respect to such an acquisition to such acquisition target, or make any binding commitments with respect to such potential acquisition, without obtaining Parent's consent; (g) (i) dispose of any interest in any material business enterprise or operation of the Company,
(ii) make any other disposition of any other direct or indirect ownership interest in any material assets of the Company (except for the replacement or upgrade of assets, or disposition of unnecessary assets, in the ordinary course and consistent with past practice), or (iii) except in the ordinary course and consistent with past practice, dispose of any other assets of the Company; (h) adopt any amendments to the Company's Amended and Restated Certificate of Incorporation or the By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company; (i) incur any indebtedness for borrowed money or guarantee any indebtedness of any other person or entity or make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to the Company or any wholly owned subsidiary of the Company); (j) except as provided for in the Business Plan, engage in the conduct of any business other than the Company's existing businesses; (k) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its subsidiaries, except in connection with the Offer and the Merger; provided that this clause (k) shall not restrict the Company's right to respond or take action in response to any such acceleration so long as such action is permitted under the terms of the Merger Agreement; (l) enter into any contracts, arrangements or understandings requiring in the aggregate the purchase of equipment, materials, supplies or services in excess of $2 million individually or $20 million in the aggregate other than any such contracts, arrangements or understandings providing for capital spending of the Company or its subsidiaries in accordance with the Business Plan; (m) enter into or amend, modify, terminate or waive any right under any agreement with any affiliates of the Company (other than its subsidiaries), other than any of the foregoing as may be done in the ordinary course of business and that (x) would not be reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), or (y) would be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement; (n) settle or compromise any material litigation or material tax controversy, with respect to the Company or its subsidiaries or waive, release or assign any material rights or claims with respect to the Company or its subsidiaries, except in the ordinary course of business consistent with past practice; (o) effect any material change in any of its methods of accounting, except as may be required by law or generally accepted accounting principles; (p) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties of the Company contained in the Merger Agreement that are subject to, or qualified by, a "Material Adverse Effect", "material adverse change" or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any respect which would have a Material Adverse Effect; (q) take any action, including without limitation, the adoption of any shareholder rights plan or amendments to the Certificate of Incorporation, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or the Purchaser or permit any shareholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company; or (r) authorize, recommend or propose (other than to Parent), or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    NO SOLICITATION.  The Merger Agreement provides as follows:

    (a) The Company and its Affiliates (as defined in the Merger Agreement) and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined herein). Neither the Company nor any of its Affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its or its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) encourage, solicit, initiate or facilitate the making of any Acquisition Proposal, (including, without limitation, by taking any action that would make Article VIII of the Company's Amended and Restated Certificate of Incorporation or Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement, or (iii) participate in any way in discussions or negotiations with, or, furnish or disclose any information to, any person or entity (other than Parent or the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under paragraph (b) below, may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement described below) to any third party which makes an Acquisition Proposal if (i) the Board of Directors reasonably determines (based upon the advice of an independent, nationally recognized financial advisor) that such Acquisition Proposal will lead to a Superior Proposal (as defined below) and (ii) the Board of Directors believes (and has been so advised in writing by independent outside nationally recognized legal counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; PROVIDED that the Company may recommend to its stockholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (1) a third party makes a Superior Proposal (as defined herein), and (2) (a) five (5) business days have elapsed following delivery to Parent of a written notice of the determination by the Board of Directors of the Company to take such action and during such five (5) business day period the Company has fully co-operated with Parent including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the person or entity making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement, and (b) at the end of such five (5) business day period the Acquisition Proposal continues to constitute a Superior Proposal.

    "Acquisition Proposal" shall mean (i) any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

    "Superior Proposal" shall mean a BONA FIDE proposal made by a third party to acquire all of the shares of Common Stock pursuant to a tender offer, a merger or a sale of all of the assets of the Company (w) on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of an independent outside nationally recognized financial advisor (relating to financial matters) and independent outside nationally recognized legal advisors (relating to legal matters)) to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement, (x) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available"), (y) which is not subject to any financing or due diligence condition and (z) which an independent nationally recognized financial advisor has advised the Board of Directors is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, as proposed to be modified by Parent in accordance with the proviso in the last sentence of the first paragraph of this paragraph (a).

    (b) From and after the date of the Merger Agreement, in addition to the obligations of the Company set forth in paragraph (a), on the date of receipt thereof, the Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the person or entity making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation is taking place. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person or entity in connection with any Acquisition Proposal which was not previously provided to Parent.

    (c) Immediately following the execution of the Merger Agreement, the Company shall request each person or entity which has prior to June 2, 1999 executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information furnished prior to June 2, 1999 to such person or entity by or on behalf of the Company.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless certain individuals specified on the Company Disclosure Statement, and each of the present and former officers and directors of the Company and any of its subsidiaries, former subsidiaries and their predecessors, and any person who is or was serving at the request of the Company as an officer, director or employee or agent of another person or entity (collectively, the "Indemnified Parties"), against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under applicable law (and shall also, subject to certain limitations, advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED that, the person to whom expenses are advanced provides an undertaking reasonably satisfactory to the Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification); PROVIDED, HOWEVER, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that Parent or the Surviving Corporation shall, subject to certain limitations, advance expenses on a current basis as provided in this paragraph notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Parent or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Surviving Corporation have agreed that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company's Amended and Restated Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or other similar documents of any of the Company's subsidiaries, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim.

    The Merger Agreement also provides that the Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; PROVIDED, FURTHER, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of Parent.

    OPTIONS AND COMPANY WARRANTS. Prior to the date on which shares of Common Stock are accepted for payment in the Offer, both the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Company will use their reasonable best efforts to obtain the consent of all of the holders of options to purchase Common Stock (the "Company Options") heretofore granted under any stock option plans of the Company (the "Stock Plans") and the holders of any outstanding warrants to purchase shares of the Common Stock of the Company ("Company Warrants") to provide for the cancellation, of all the outstanding Company Options and Company Warrants on the terms set forth in the Merger Agreement.

    Within three business days after the date on which shares of Common Stock are accepted for payment pursuant to the Offer, each Company Option, whether or not then vested or exercisable, and each

Company Warrant, whether or not then vested or exercisable, shall, subject to the receipt by the Company of any required consents from the holder of such Company Options and Company Warrants pursuant to the immediately preceding paragraph, no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment") equal to the product of (x) the total number of shares of Common Stock subject to such Company Option or Company Warrant, as the case may be, as to which such Company Option or Company Warrant could have been exercisable (assuming such Company Option or Company Warrant was fully vested) and (y) the excess, if any, of the price per share of Common Stock paid pursuant to the Offer over the exercise price per share of Common Stock subject to such Company Option or Company Warrant. The Company will pay each such Cash Payment to be paid to each holder of an outstanding Company Option or Company Warrant, as the case may be, within six business days of the date on which shares of Common Stock are accepted for payment pursuant to the Offer; PROVIDED that such holder has delivered the consent described in the immediately preceding paragraph to the Company. Parent has agreed, pursuant to the Merger Agreement, to provide, or cause to be provided, to the Company on a timely basis all funds necessary to pay such Cash Payments.

    To the extent that Company Options and Company Warrants were not canceled in accordance with the immediately preceding paragraph, prior to the Effective Time, each of the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Company shall use its best efforts to obtain the consent of all of the holders of Company Options heretofore granted under any Stock Plans to provide for the cancellation, effective at the Effective Time, of all the outstanding Company Options, as follows: immediately prior to the Effective Time, each Company Option, whether or not then vested or exercisable, and each Company Warrant, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash, subject to any applicable withholding taxes, of the Cash Payment, at the Effective Time, each such Cash Payment to be paid to each holder of an outstanding Company Option or Company Warrant, as the case may be, at the Effective Time. The Company will ensure that any then-outstanding stock appreciation rights or limited stock appreciation rights shall be canceled as of immediately prior to the Effective Time without any payment therefor. As provided in the Merger Agreement, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Merger Agreement provides that the Company will ensure that neither the Company nor any of its subsidiaries is or will be bound by any Company Options, other options, Company Warrants, other warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates (including Purchaser), to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will ensure that after the Effective Time, the only rights of the holders of Company Options to purchase shares of Common Stock or Company Warrants in respect of such Company Options and Company Warrants will be to receive the Cash Payment in cancellation and settlement thereof.

    CERTAIN EMPLOYEE BENEFITS. Pursuant to the Merger Agreement, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their terms, the employment contracts, severance agreements and similar agreements with officers and employees of the Company and its subsidiaries disclosed to Parent in the Company Disclosure Statement (the "Executive Agreements"); PROVIDED, HOWEVER, that nothing in the Merger Agreement shall preclude any change in any Executive Agreement effective on a prospective basis that is permitted pursuant to the terms of the Merger Agreement or the applicable Employee Plan. Company performance in respect of any performance or other programs shall be calculated without taking into account any expenses or costs directly associated with or arising as a result of the transactions contemplated by the Merger Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by the Merger Agreement not occurred. With respect to employees of the Company and its subsidiaries,

Parent will assume the obligations of the Company and its subsidiaries under the Employee Plans as in effect immediately prior to the Effective Time and will provide employee benefit plans with aggregate employee benefits to Company employees that are no less favorable than the aggregate benefits provided to them immediately prior to the Effective Time pursuant to the plans set forth in the Company Disclosure Statement; PROVIDED that Parent at its sole option may provide employee benefits to Company employees which, in the aggregate, are no less favorable than those applicable to similarly situated employees of Parent. With respect to any plans established by Parent, to the extent a Company employee becomes eligible to participate in any such plans, Parent shall grant to such Company employee from and after the Effective Time, credit for all service with the Company and its affiliates and predecessors (and any other service credited by the Company under similar Employee Plans) prior to the Effective Time for eligibility to participate, benefit accrual and vesting purposes. To the extent Parent benefit plans provide medical or dental welfare benefits, such plans shall waive any preexisting conditions and actively at-work exclusions with respect to Company employees (but only to the extent such Company employees were provided coverage under the Employee Plans) and shall provide that any expenses incurred on or before the Effective Time in the applicable plan year by or on behalf of any Company employees shall be taken into account under the Parent benefit plans for the purposes of satisfying applicable deductible, co-insurance and maximum out-of- pocket provisions for such Company employees.

    AGREEMENT TO USE REASONABLE BEST EFFORTS. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, the Company and Parent shall, and shall use their reasonable best efforts to cause their respective subsidiaries, as applicable, to: (i) promptly make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act, the applicable merger regulations of the European Community and all applicable Polish competition statutes) required under all applicable laws with respect to the Merger and the other transactions contemplated by the Merger Agreement and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction except as previously disclosed to Parent in the Company Disclosure Statement) which would impair the ability of the parties to consummate the Merger; and (iii) use their reasonable best efforts to promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Section 14--"Conditions of the Offer" and the conditions precedent to the obligations of Parent, the Purchaser and the Company to effect the Merger (as further described in "--The Merger") (unless waived) and to consummate and make effective the transactions contemplated by the Merger Agreement on the terms and conditions set forth in the Merger Agreement (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); PROVIDED, HOWEVER, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and, subject to the terms of the Merger Agreement, no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent and the Purchaser.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, litigation, compliance with applicable laws, consent and approvals, employee benefit plans, brokers' or finders' fees, state takeover statutes, voting requirements, taxes, intellectual property, Year 2000 compliance and the absence of any material adverse changes in the Company since December 31, 1998.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by Parent or the Company if:

       (i) the Purchaser shall not have accepted for payment and paid for shares of Common Stock pursuant to the Offer by September 30, 1999 (the "Termination Date"); PROVIDED THAT the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before the Termination Date; or

       (ii) any court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the payment for shares of Common Stock or the making of any Cash Payment pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

    (c) by the Company if:

       (i) Parent or the Purchaser breaches or fails in any material respect to perform or comply with its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect and such breach cannot or has not been cured within fifteen (15) days after the giving of written notice of such breach to the Parent and the Purchaser, other than any breach or breaches which is or are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger; or

       (ii) Parent or the Purchaser shall have (A) failed to commence the Offer within five (5) business days following the date of the Merger Agreement, (B) terminated the Offer in violation of its terms or the Merger Agreement; or (C) failed to pay for shares of Common Stock in accordance with the terms of the Offer and, in any event, on or prior to the Termination Date, unless, in the case of (A), (B) or (C), such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in clauses (v)(e) or (v)(f) of
           Section 14-- "Conditions of the Offer".

    (d) by Parent or the Purchaser if:

       (i) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or the Purchaser;

       (ii) the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any one or more of the conditions set forth in Section 14--"Conditions of the Offer", unless any such failure shall have been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any representation or warranty of either of them contained in the Merger Agreement;

       (iii) in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in clause (v)(e) or (v)(f) of Section 14--"Conditions of the Offer",

           (B) cannot or has not been cured prior to the earlier of (x) fifteen
           (15) days after the giving of written notice of such breach to the Company and (y) two (2) business days prior to the date on which the Offer expires and (C) has not been waived by Parent pursuant to the provisions of the Merger Agreement;

       (iv) any condition contained in Section 14--"Conditions of the Offer" shall not have been satisfied by the expiration date of the Offer and on or prior to such date it shall have been publicly disclosed, or Parent shall have otherwise learned, that beneficial ownership (determined for the purposes of this clause (iv) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Common Stock has been acquired by any person, entity or group (as defined in Section 13(d)(3) under the Exchange Act); or

       (v) any Stockholder Agreement shall have ceased to be in full force and effect or any party to any such agreement (other than Parent or the Purchaser) shall materially breach or repudiate any such agreement.

    The Merger Agreement provides that, in the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to the terms of the Merger Agreement, no party to the Merger Agreement (or any such party's directors and officers) shall have any liability or further obligation to any other party to the Merger Agreement, except with respect to the provisions described under "--Directors' and Officers' Indemnification" and "--Payment of Certain Fees and Expenses Upon Termination."

    PAYMENT OF CERTAIN FEES AND EXPENSES UPON TERMINATION.

    Except as provided in the two next succeeding paragraphs, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in the Merger Agreement.

    If the Merger Agreement is terminated (i) by Parent in accordance with paragraph (d)(ii) or (d)(iii) under "--Termination" by reason of the occurrence of any event not resulting from the willful action or willful omission or gross negligence of the Company or any of its subsidiaries and which is specified in clause (v)(e) of Section 14--"Conditions of the Offer", then the Company shall reimburse Parent in immediately available funds for the reasonable documented expenses of Parent and the Purchaser incurred in connection with the transactions contemplated by the Merger Agreement (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) not to exceed $8,000,000, such payment to be made by the Company not later than the second business day after receipt by the Company of documentation evidencing such expenses.

    If the Merger Agreement is terminated (i) by Parent in accordance with paragraph (d)(ii) under "--Termination" by reason of the occurrence of any event specified in clauses (v)(f) or (g) of Section 14-- "Conditions of the Offer" or any event specified in clause (v)(e) of Section 14--"Conditions of the Offer" and resulting from willful action or willful omission or gross negligence of the Company or any of its subsidiaries; (ii) by Parent in accordance with paragraph
(d)(i) or (d)(iii) under "--Termination" (but, in the case of paragraph (d)(iii) under "--Termination", only to the extent such event results from the willful act or willful omission or gross negligence of the Company or any of its subsidiaries); or (iii) by Parent pursuant to paragraph (d)(iv), if within twelve (12) months of the date of such termination the Company enters into a definitive agreement for a transaction in respect of an Acquisition Proposal with any person or entity other than Parent or its affiliates, the Company shall pay to Parent, on the business day next succeeding the date of termination (or in the case of a termination pursuant to clause (iii) of this paragraph, the date on which such definitive agreement is entered into), by wire transfer in immediately available funds an amount equal to $32,000,000.

STOCKHOLDER AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE COMMON STOCKHOLDER AGREEMENT AND THE PREFERRED STOCKHOLDER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STOCKHOLDER AGREEMENTS, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE AND COPIES OF THE FORMS OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE STOCKHOLDER AGREEMENTS MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    COMMON STOCKHOLDER AGREEMENTS.

    Parent and the Purchaser have entered into the Common Stockholder Agreements with Samuel Chisolm, David Chance, Robert E. Fowler III, certain affiliates of Advent International Group and the Chase Group and Morgan Grenfell who are the record and beneficial owners of, in the aggregate, 16,175,431 shares of Common Stock, warrants exercisable for 5,500,000 shares of Common Stock and options to purchase 2,286,000 shares of Common Stock (representing approximately 48.4% of the outstanding Common Stock and approximately 51.5% of the Common Stock on a fully-diluted basis).

    AGREEMENT TO TENDER COMMON STOCK. Pursuant to each Common Stockholder Agreement, each Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, in a timely manner for acceptance by the Purchaser in the Offer, all of such Stockholder's Option Securities which constitute shares of Common Stock. The Common Stockholder Agreement provides that each Stockholder shall be entitled to receive the highest price per share of Common Stock paid by the Purchaser pursuant to the Offer for the shares of Common Stock so tendered and, additionally, provides that the price per share of Common Stock paid in the Offer shall not be less than $19.00, payable in cash.

    OPTION TO PURCHASE COMMON STOCK; CERTAIN PURCHASE OBLIGATIONS. Each Stockholder has granted to the Purchaser (x) an irrevocable option (the "Stock Option") to purchase all shares of Common Stock constituting Option Securities owned by such Stockholder at a purchase price per share equal to $19.00, payable in cash, and (y) an irrevocable option (the "Securities Option" and, together with the Stock Option, the "Option") to purchase the Option Securities (other than Option Securities constituting shares of Common Stock) at a price per Option Security equal to the $19.00 LESS the exercise price of such Option Security, payable in cash, in each case until the termination date of the applicable Common Stockholder Agreement. Until such termination date, if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (whether due to the failure of any of the conditions thereto or otherwise), (ii) the Offer is consummated but the Stockholder has not validly tendered into the Offer such Stockholder's Option Securities constituting shares of Common Stock or
(iii) the Merger Agreement is terminated in accordance with its terms, the Option shall, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable, in whole but not in part, until the date which is 90 days after the date of the occurrence of such event, but shall not be exercisable in each case unless: (x) all waiting periods under the HSR Act, required for the purchase of Option Securities upon the exercise of the Option shall have expired or been waived and all other necessary governmental consents required for the Purchaser to purchase Option Securities upon the exercise of the Option, including, but not limited to, all necessary approvals of the Polish Anti-Monopoly Commission, and (y) there shall not then be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Option pursuant to the applicable Common Stockholder Agreement. Provided that the applicable Common Stockholder Agreement has not been terminated, in the event that the Option is not exercisable because the circumstances described in clauses (x) and (y) have not occurred, then the Option shall be exercisable for the 90 day period commencing on the date that the circumstances set forth in clauses (x) and (y) have occurred.

    In the event that the Purchaser shall have purchased shares of Common Stock in the Offer in an amount necessary to satisfy the Minimum Condition in accordance with the terms of the Merger Agreement, the Purchaser shall thereafter purchase all of the Option Securities (other than shares of Common Stock) then held by the Stockholders no later than the date which is the third business day after the date of such consummation, at a purchase price per Option Security equal to the price paid per share of Common Stock in the Offer, LESS the exercise price of such Option Security.

    CERTAIN COVENANTS. Pursuant to the Common Stockholder Agreements, each Stockholder has agreed that during the period commencing on June 2, 1999, and continuing until the first to occur of (i) the Effective Time, (ii) the last date the Option is exercisable as set forth under the heading "--Option to Purchase Common Stock; Certain Purchase Obligations" and (iii) the termination date of the applicable Common Stockholder Agreement, at any meeting of the holders of shares of Common Stock, however called, or in connection with any written consent of the holders of shares of Common Stock, such Stockholder shall vote (or cause to be voted) the shares of Common Stock (if any) owned by such Stockholder whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the applicable Common Stockholder Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Amended and Restated Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the applicable Common Stockholder Agreement and the Merger Agreement. Each Stockholder has also agreed not to enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements contained in this paragraph.

    Each Stockholder has also agreed as follows:

        (a) Beginning on June 2, 1999, and ending on the last date the Option is exercisable as set forth under the heading "--Option to Purchase Common Stock; Certain Purchase Obligations", such Stockholder shall not, in its capacity as such, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal (as defined under the heading "--Merger Agreement--No Solicitation"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any person or entity acting on behalf of such Stockholder to do any of the foregoing. If a Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, such Stockholder shall promptly inform Parent of that inquiry or proposal and the details thereof.

        (b) Beginning on June 2, 1999, and ending on the last date the Stock Option is exercisable as set forth under the heading "--Option to Purchase Common Stock; Certain Purchase Obligations", except as expressly contemplated by the applicable Common Stockholder Agreement, such Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Option Securities or any interest therein; PROVIDED that a Stockholder may transfer any Option Securities to any affiliate of such Stockholder; PROVIDED, FURTHER, that such transferee shall have become a party to the applicable Common Stockholder Agreement (or an agreement identical to such agreement) and shall be deemed to make all representations and warranties set forth in the applicable Common Stockholder Agreement on the date of the transfer of such Option Securities; (ii) grant any proxies or powers of attorney (except for powers of attorney granted to affiliates of such Stockholder solely for administrative purposes and which require the holder thereof to vote any and all shares of Common Stock subject to such powers in accordance with the applicable Common Stockholder Agreement), deposit any Option Securities into a voting trust or enter into a voting agreement with respect to any Option Securities; or (iii) take any action that would make any representation or warranty of such Stockholder contained in the applicable Common Stockholder Agreement untrue or incorrect or have the effect of preventing such Stockholder from performing the Stockholder's obligations under the applicable Common Stockholder Agreement.

        (c) Such Stockholder irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

        (d) Such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any Certificate or uncertificated interest representing any of such Stockholder's Option Securities, unless such transfer is made in compliance with the applicable Common Stockholder Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Common Stockholder Agreements, each Stockholder has made customary representations and warranties to Parent with respect to, among other things, ownership of, and capacity with respect to the Option Securities subject to the Common Stockholder Agreement, legal capacity to enter into the Common Stockholder Agreement, absence of conflicts or of violations of laws and absence of liens in respect of the securities subject to such agreements.

    TERMINATION. Pursuant to the Common Stockholder Agreements, the obligations of the Stockholder under each such agreement terminate upon the fifth day after the earlier of (i) the expiration of the 90 day exercise period described under "--Option to Purchase Common Stock; Certain Purchase Obligations", (ii) at the Stockholder's option, upon the valid termination of the Merger Agreement by the Company pursuant to the conditions described in paragraph (c) under the heading "--Merger Agreement-- Termination" or (iii) the date which is 180 days after the date of the Common Stockholder Agreement.

    PREFERRED STOCKHOLDER AGREEMENTS.

    Parent and the Purchaser have entered into the Preferred Stockholder Agreements with certain members of the Chase Group and Morgan Grenfell who are the holders of all of the outstanding Preference Shares.

    OPTION TO PURCHASE PREFERENCE SHARES; CERTAIN PURCHASE OBLIGATIONS. Each Preferred Stockholder has granted to the Purchaser (x) an irrevocable option (the "Preferred Stock Option") to purchase all Preference Shares owned by such Preferred Stockholder at a purchase price per Preference Share equal to the liquidation preference of such Preference Share PLUS all accrued and unpaid dividends thereon on the date of purchase, payable in cash, until the termination date of the applicable Preferred Stockholder Agreement. Until such termination date, if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (whether due to the failure of any of the conditions thereto or otherwise), (ii) the Offer is consummated but the Purchaser has not accepted for payment and paid for shares of Common Stock, or (iii) the Merger Agreement is terminated in accordance with its terms, the Preferred Stock Option shall, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable, in whole but not in part, until the date which is 90 days after the date of the occurrence of such event, but shall not be exercisable in each case unless: (x) all waiting periods under the HSR Act, required for the purchase of Preference Shares upon the exercise of the Preferred Stock Option, shall have expired or been waived and all other necessary governmental consents required for the Purchaser to purchase Preference Shares upon the exercise of the Preferred Stock Option, including, but not limited to, all necessary approvals of the Polish Anti-Monopoly Commission, and (y) there shall not then be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Preferred Stock Option pursuant to the applicable Preferred Stockholder Agreement. Provided that the applicable Preferred Stockholder Agreement has not been terminated, in the event that the Preferred Stock Option is not exercisable because the circumstances described in clauses (x) and (y) have not occurred, then the Preferred Stock Option shall be exercisable for the 90 day period commencing on the date that the circumstances set forth in clauses (x) and (y) have occurred.

    In the event that the Purchaser shall have purchased shares of Common Stock in the Offer in an amount necessary to satisfy the Minimum Condition in accordance with the terms of the Merger Agreement, the Purchaser shall thereafter purchase all of the Preference Shares held by the Stockholders no later than the date which is the third business day after the date of such consummation, at a purchase price per Preference Share equal to the liquidation preference of such Preference Share PLUS all accrued and unpaid dividends thereon on the date of purchase, payable in cash.

    CERTAIN COVENANTS. Pursuant to the Preferred Stockholder Agreements, each Stockholder has agreed that during the period commencing on June 2, 1999, and continuing until the first to occur of (i) the Effective Time, (ii) the last date the Option is exercisable as set forth under the heading "--Option to Purchase Preference Shares; Certain Purchase Obligations" and (iii) the termination date of the applicable Preferred Stockholder Agreement, at any meeting of the holders of Preference Shares (or of the Holders, to the extent the holders of Preference Shares are entitled to vote with the Holders, whether as a single class or otherwise) however called, or in connection with any written consent of the holders of Preference Shares, such Preferred Stockholder shall vote (or cause to be voted) the Preference Shares owned by such Preferred Stockholder whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the applicable Preferred Stockholder Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Amended and Restated Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the applicable Preferred Stockholder Agreement and the Merger Agreement. Each Preferred Stockholder has also agreed not to enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements contained in this paragraph.

    Each Preferred Stockholder has also agreed as follows:

        (a) Beginning on June 2, 1999, and ending on the last date the Preferred Stock Option is exercisable as set forth under the heading "--Option to Purchase Preference Shares; Certain Purchase Obligations", such Preferred Stockholder shall not, in its capacity as such, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal (as defined under the heading "--Merger Agreement--No Solicitation"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any person or entity acting on behalf of such Preferred Stockholder to do any of the foregoing. If a Preferred Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, such Preferred Stockholder shall promptly inform Parent of that inquiry or proposal and the details thereof.

        (b) Beginning on June 2, 1999, and ending on the last date the Preferred Stock Option is exercisable as set forth under the heading "--Option to Purchase Preference Shares; Certain Purchase Obligations", except as expressly contemplated by the applicable Preferred Stockholder Agreement, such Preferred Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Preference Shares or any interest therein; PROVIDED that a Preferred Stockholder may transfer any Preference Shares to any affiliate of such Preferred Stockholder; PROVIDED, FURTHER, that such transferee shall have become a party to the applicable Preferred Stockholder Agreement (or an agreement identical to such agreement) and shall be deemed to make all representations and warranties set forth in the applicable Preferred Stockholder Agreement on the date of the transfer of such Preference Shares;
    (ii) grant any proxies or powers of attorney (except for powers of attorney granted to affiliates of such Preferred Stockholder solely for administrative purposes and which require the holder thereof to vote any and all Preference Shares subject to such powers in accordance with the applicable Preferred Stockholder Agreement), deposit any Preference Shares into a voting trust or enter into a voting agreement with respect to any Preference Shares; or (iii) take any action that would make any representation or warranty of such Preferred Stockholder contained in the applicable Preferred Stockholder Agreement untrue or incorrect or have the effect of preventing such Preferred Stockholder from performing such Preferred Stockholder's obligations under the applicable Preferred Stockholder Agreement.

        (c) Such Preferred Stockholder irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Preferred Stockholder may have.

        (d) Such Preferred Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any Certificate or uncertificated interest representing any of the Stockholder's Preference Shares, unless such transfer is made in compliance with the applicable Preferred Stockholder Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Preferred Stockholder Agreements, each Preferred Stockholder has made customary representations and warranties to Parent with respect to, among other things, ownership of, and capacity with respect to the Preference Shares subject to the Preferred Stockholder Agreements, legal capacity to enter into the Preferred Stockholder Agreements, absence of conflicts or of violations of laws and absence of liens in respect of the shares subject to such agreements.

    TERMINATION. Pursuant to the Preferred Stockholder Agreements, the obligations of the Preferred Stockholder under each such agreement terminate upon the fifth day after the earlier of (i) the expiration of the 90 day exercise period described under "--Option to Purchase Preference Shares; Certain Purchase

Obligations", (ii) at the Stockholder's option, upon the valid termination of the Merger Agreement by the Company under the conditions described in paragraph
(c) under the heading "--Merger Agreement-- Termination" or (iii) the date which is 180 days after the date of the Preferred Stockholder Agreements.

CONFIDENTIALITY AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF APRIL 12, 1999, BETWEEN PARENT AND THE COMPANY (THE "CONFIDENTIALITY AGREEMENT"). THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONFIDENTIALITY AGREEMENT CAN BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, (i) to keep confidential, except as required by law or regulation or rule of any stock exchange on which Parent's shares are listed, all non-public, confidential or proprietary information furnished to Parent by the Company, together with analyses, compilations, forecasts, studies or other documents prepared by Parent which contain such information ("the Information") and to disclose any of the Information only to its Representatives (as defined below) who need to know the Information and for the purposes of evaluating the proposed transaction and (ii) to indemnify and hold the Company harmless from and against all liabilities, claims, losses, costs, damages and reasonable expenses (including reasonable counsel's fees and expenses) in any way caused by, or arising directly or indirectly from, or in consequence of any breach of the Confidentiality Agreement by Parent or any of its Representatives.

    The "Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or its directors, officers, employees, and advisors (collectively, "Representatives"), (ii) is received on a non-confidential basis from an independent third party who had obtained the information lawfully and was not subject to a confidentiality agreement or other obligation of secrecy in respect of such information, (iii) Parent can show was in its possession before Parent received such information from the Company, or (iv) Parent can show was independently developed by it or on its behalf by personnel having no access to the Information at the time of independent development.

    12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine, subdivide or reclassify any of its capital stock or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or (iii) redeem, purchase or otherwise acquire any of its outstanding securities, other than pursuant to existing agreements requiring the Company to repurchase or acquire any shares of its capital stock (provided that such repurchase or acquisition is in accordance with the terms of such agreement as in effect on June 2, 1999).

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs except as permitted, required or specifically contemplated by the Merger Agreement and nothing therein shall constitute a waiver by Parent or the Purchaser of any of its rights under the Merger Agreement or a limitation of remedies available to Parent or the Purchaser for any breach of the Merger Agreement, including termination thereof.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON STOCK; EXCHANGE ACT REGISTRATION.

    MARKET FOR SHARES. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

    STOCK QUOTATION. The Common Stock is traded on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Common Stock might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of shares of Common Stock publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of the publicly held shares of Common Stock was less than $5,000,000, net tangible assets were less than $4,000,000 or there were fewer than two registered and active market makers for the Common Stock, or (ii) the number of shares of Common Stock publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held shares of Common Stock was less than $15,000,000, or either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years did not exceed $50,000,000, or there were fewer than four registered and active market makers. Shares of Common Stock held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Common Stock are not considered as being publicly held for this purpose. According to the Company, as of June 2, 1999, there were 44 holders of record of Common Stock (not including beneficial holders of Common Stock in street name), and there were 33,406,000 shares of Common Stock outstanding.

    If the Common Stock was to cease to be quoted on the Nasdaq National Market, the market for the Common Stock could be adversely affected. It is possible that the Common Stock would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act and other factors.

    EXCHANGE ACT REGISTRATION. The Common Stock is currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The shares of Common Stock are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Common Stock will cease to be "margin securities" if registration of the Common Stock under the Exchange Act is terminated.

    14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any shares of Common Stock, if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represents at least a majority of all of the issued and outstanding shares of Common Stock, on a fully diluted basis, on the date the Offer is consummated, (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated, (iii) all applicable approvals of the Polish Anti-Monopoly Commission shall not have been granted prior to the expiration of the Offer, (iv) if required by applicable law, a decision of the Commission of the European Community that the purchase of shares of Common Stock pursuant to the Offer and the Merger are compatible with the Common Market has not been received prior to the expiration of the Offer, or (v) if, at any time on or after June 2, 1999, and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

    (a) there shall be instituted or pending any action or proceeding by any supranational, national, provincial, county, local, municipal or other legislative or executive body or governmental department, authority, commission, court, board, bureau, agency or instrumentality, including, without limitation, any of the foregoing constituted by the Republic of Poland, the United Kingdom, the United States of America or any of their respective political subdivisions (each a "Governmental Body") or by any other person or entity, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign (other than existing claims disclosed to Parent),
(i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or would reasonably be expected to result in material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the shares of the capital stock of the Company, including, without limitation, the right to vote any such shares of capital stock acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or the Purchaser of any shares of capital stock of the Company, (v) requiring or permitting the Company's competitors to share access to the Company's broadcast systems (other than access required under Polish law on the date of the Merger Agreement), or (vi) otherwise directly or indirectly relating to the Offer or the Merger and which would have a Material Adverse Effect or a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole;

    (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to or deemed by a Governmental Body to be applicable to (i) Parent, the Purchaser, the Company or any subsidiary or (ii) the Offer or the

Merger, by any Governmental Body, court, administrative or regulatory authority or agency, other than the routine application of the waiting period provisions of the HSR Act, the approval process of the Polish Anti-Monopoly Commission and, if required by applicable law, the approval process of the Commission of the European Community to the Offer or to the Merger, which could reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) in the immediately preceding paragraph;

    (c) any change shall have occurred, or Parent shall have become aware of any fact, that has had or would have a Material Adverse Effect;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in the Nasdaq Composite Index in excess of 30% measured from the close of business on the trading day immediately preceding June 2, 1999, (iii) a suspension of the currency exchange markets for the U.S. Dollar which continues in effect for three business days or for the Dutch Guilder which continues in effect for five business days, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Netherlands, (v) any material limitation (whether or not mandatory) by any United States or Dutch Governmental Body on the extension of credit by banks or other lending institutions, (vi) the actual declaration of war on or by the United States, The Netherlands or Poland, or the invasion of the territory of a NATO member state by a non-NATO member state, or
(vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or material worsening thereof;

    (e) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

    (f) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (g) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended, or announced a neutral position with respect to, any merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of shares of Common Stock other than the Offer and the Merger or upon request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement;

    (h) it shall have been publicly disclosed, or the Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (h) as set forth in Rule 13d-3 promulgated under the Exchange
Act) of 30% or more of the shares of Common Stock has been acquired by any person or entity (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), which person or group is not, on the date of the Merger Agreement, the beneficial owner of 30% or more of the shares of Common Stock;

    (i) the Merger Agreement shall have been terminated in accordance with its terms;

    (j) any Stockholder Agreement shall fail or cease to be in full force and effect or any party to any such agreement (other than Parent or the Purchaser) shall materially breach or repudiate any such agreement;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    "Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in their respective reasonable discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or the Purchaser concerning the events described in this Section 14 shall be final and binding upon all parties.

    15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 14--"Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its subsidiaries, their affiliates, the Merger, the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby from Section 203 of the DGCL.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business or has stockholders in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Common Stock tendered. See Section 14--"Conditions of the Offer".

    APPRAISAL RIGHTS. No appraisal rights are available to Holders in connection with the Offer.

    However, if the Merger is consummated, a Holder of shares of Common Stock will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's shares of Common Stock. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their Common Stock. Any judicial determination of the fair value of the shares of Common Stock could be based upon considerations other than or in addition to the Offer Price and the market value of the Common Stock, including asset values and the investment value of such shares of Common Stock. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

    If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the shares of Common Stock of that Holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and acceptance of the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING HOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS.

    The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

    REGULATORY APPROVALS.

    (A) ANTITRUST--US. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent will submit as soon as reasonably possible. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of shares of Common Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Common Stock". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of shares of Common Stock, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Common Stock pursuant to the Offer or seeking divestiture of shares of Common Stock acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and Purchaser believe that the acquisition of shares of Common Stock by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    (B) ANTITRUST--EC. The EC Merger Regulation (Council Regulation No. 4064/89 of December 21, 1989, as amended) requires notification to the European Commission, within seven days of the conclusion of an agreement to acquire a controlling interest or the launch of a cash tender offer therefor, of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global, European or Member State turnover thresholds. Such concentrations may not be consummated until the European Commission, acting within fixed deadlines, approves them as being "compatible with the Common Market". A concentration is compatible with the Common Market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (the "EEA"), or in a substantial part of it.

    The European Commission has exclusive competence for approving or prohibiting concentrations with a Community dimension--however, it may, upon request and at its discretion, refer all or part of the case to the national antitrust authority of a particular member state if the concentration has a specific effect on the territory of the requesting member state.

    The notification involves the disclosure to the European Commission of detailed information, especially regarding the structure of the relevant markets and the parties' competitive position. Upon receipt of a complete notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. This preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the Common Market. Such an in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of an undertaking to make structural modifications to the entity resulting from the concentration on conditions and within a timeframe agreed with the European Commission.

    Parent and the Company, including their respective affiliates, each conduct substantial operations within the EEA. If the Parent and the Company satisfy the applicable thresholds, the acquisition of shares of Common Stock will amount to a concentration with a Community dimension and, therefore, be subject to the requirement of notification to, and approval by, the European Commission.

    Parent and the Purchaser believe that, to the extent that notification of, and approval by, the European Commission is required, the concentration effected by the acquisition of the Company by the Purchaser will be considered to be compatible with the Common Market, and approved by the European Commission during the preliminary review phase. However, it cannot be ruled out that the European Commission might seek to require structural undertakings as a condition to its approval, and/or to open a second phase investigation to examine serious doubts as regards compatibility with the Common Market.

    (C) POLISH ANTI-MONOPOLY ACT.

    The Law on Counteracting the Monopolistic Practices dated February 24, 1990, as amended (the "Anti-Monopoly Law") creates a requirement to notify the Office for the Protection of Consumers and Competition (the "Anti-Monopoly Office") regarding the intention to merge business entities. A merger according to the Anti-Monopoly Law refers not only to a typical merger but also to other actions resulting in the concentration of business entities, most notably the direct or indirect acquisition of shares.

    Generally, the intent to acquire or purchase shares or an interest in another business entity which would result in reaching or exceeding 25%, 33% or 50% of the votes at the shareholders' meeting of such business entity is subject to a pre-merger notification to the Anti-Monopoly Office if the total value of annual sales of both entities (i.e. the acquiring entity and the entity which shares are to be acquired), for the previous calendar year, exceeds [EURO]25 million. In addition, any form of concentration, which results in obtaining indirect or direct control over the target entity if the above sales threshold is satisfied, requires pre-merger notification.

    The Anti-Monopoly Law does not directly address the issue of whether any merger combination outside of Poland resulting in indirect change of control over Polish entities are subject to the pre-merger notification in Poland, where the acquiror has no previous business or significant sales in Poland. In general, the Anti-Monopoly Office supports an interpretation of the Anti-Monopoly requiring that if such a foreign indirect change of control causes or may cause consequences in Poland, then pre-merger notification in Poland is required. This position may raise difficulties in interpretation, particularly because there is no materiality rule. In theory, a transaction of the type mentioned above may entail consequences in Poland, and therefore the Anti-Monopoly Office should be notified if both or even one of the companies involved makes sales or conducts activities in Poland. As of the date hereof, the Anti-Monopoly Office has not adopted an official interpretation as to the nature of consequences in Poland which triggers the requirement of the pre-merger notification. With respect to each merger/combination, the Anti-Monopoly Office considers circumstances and factors particular to such a merger on an individual basis.

    The Anti-Monopoly Law places a 14-day deadline on filing with the Anti-Monopoly Office. This period begins upon "performance of any act by which such obligation arises". The Anti-Monopoly Law does not provide any guidance as to how the above language should be interpreted. In practice, pre-merger notification should be filed before the intended acquisition, but not earlier than the date a concrete intent of acquisition is formed (e.g. letters of intent, preliminary or conditional agreements).

    Within a period of two (2) months from obtaining all the documents and information required to be submitted, the Anti-Monopoly Office may issue (i) a statement expressing its lack of objection to the intended acquisition; or (ii) a decision prohibiting the acquisition, if as a result the entities involved would achieve or strengthen their dominant position on the market. The term "dominant position" pursuant to the Anti-Monopoly Law means the position of a business entity which does not encounter any significant competition in national or local markets. Pursuant to the Anti-Monopoly Law a business entity is presumed to hold a dominant position if its market share exceeds 40%, although this presumption is rebuttable. The decision of the Anti-Monopoly Office may be appealed to the Anti-Monopoly Court. The Anti-Monopoly Office, having reviewed the pre-merger notification, may notify the parties concerned that it is ready to approve the transaction, PROVIDED that certain conditions are fulfilled. In such a case, the Anti-Monopoly Office will request that the parties respond within a specified time whether they wish to fulfill such conditions. Following the parties' response, the Anti-Monopoly Office will decide whether to grant or deny its approval of the transaction. In practice, decisions of the Anti-Monopoly Office are usually issued within 3-6 weeks from the submission of complete filing. The pre-merger notification are not subject to any filing fees.

    The pre-merger notification is in a prescribed form, contains extensive financial, legal and economic information concerning the entities participating in the transaction and should be filed by both business entities. The detailed contents of the notification is regulated by the Ordinance of the Council of Ministers dated July 13, 1995, as amended (the "Ordinance"). The Ordinance provides that the pre-merger notification must contain, among others: description of the intended merger/combination; basic information about merging entities and its shareholders; information about business and organization of merging entities including the nature of their activities and sale volume, if applicable; information about the market concerned by the merger/combination; and certain miscellaneous information.

    16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

    Parent and the Purchaser have engaged Morgan Stanley as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its proposed acquisition of the Company. Morgan Stanley will receive reasonable and customary compensation for their services as Dealer Manager and financial advisor, as the case may be, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws. Morgan Stanley has rendered various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Morgan Stanley and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers, and, accordingly, may at any time hold a long or short position in such securities.

    The Purchaser and Parent have also retained Continental Stock Transfer & Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    In addition, the Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    17. MISCELLANEOUS. The Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law or seek to have such law declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Common Stock in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                         BISON ACQUISITION CORP.

    June 8, 1999

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
               OFFICERS OF UNITED PAN-EUROPE COMMUNICATIONS N.V.
                          AND BISON ACQUISITION CORP.

    1. SUPERVISORY BOARD AND EXECUTIVE OFFICERS OF UNITED PAN-EUROPE COMMUNICATIONS N.V.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and the Board of Management of United Pan-Europe Communications N.V. ("Parent"). Mr. Gene Schneider resigned from the Supervisory Board in February 1999. Pursuant to the rules and procedures of the Supervisory Board, he became a non-voting advisor to the Supervisory Board and has the right to attend and participate in the meetings of the Supervisory Board. The principal address of Parent and, unless indicated below, the current business address for each individual listed below is Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands, Telephone: 31-20-778-9840. Each such person is, unless indicated below, a citizen of the United States.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------

Michael T. Fries....................          36   Member of the Supervisory Board of Parent since September 1998 and
                                                   Chairman since February 1999; President of United International
                                                   Holdings, Inc. ("UIH") and President and Chief Executive Officer of
                                                   UIH Latin America, Inc. (a wholly-owned subsidiary of UIH) since
                                                   September 1998; President of UIH Asia/Pacific Communications, Inc. (a
                                                   majority-owned subsidiary of UIH) since June 1995 and Chief Executive
                                                   Officer since December 1996; Senior Vice President, Development of
                                                   UIH from March 1990 to June 1995.

John P. Cole, Jr....................          68   Member of the Supervisory Board of Parent since February 1999;
                                                   Director of UIH since March 1998; Director of Century Communication
                                                   Corporation; partner of the law firm of Cole, Raywid & Braverman since 1966.

Richard De Lange....................          53   Member of the Supervisory Board of Parent since April 1996; Chairman of the Dutch Philips organization (Philips Nederland B.V. and
                                                   Nederlandse Philips Bedrijven B.V.) since October 1998; President and
                                                   Chief Executive Officer of Philips Media B.V. since February 1996;
                                                   Chairman and Managing Director of Philips Electronics UK Ltd. from
                                                   April 1995 to October 1998; President of Philips Lighting Europe from
                                                   December 1990 to April 1995. Mr. De Lange is a citizen of The
                                                   Netherlands.

Antony P. Ressler...................          38   Member of the Supervisory Board of Parent since February 1999;
                                                   Director of UIH since October 1993; principal of Apollo Advisors,
                                                   L.P., Lion Advisors, L.P. and Ares Management, L.P. since prior to
                                                   1994. Director of Allied Waste Industries, Inc., Berlitz
                                                   International, Inc., Communications Corporation of America, Prandium,
                                                   Inc., United International Holdings, Inc., Vail Resorts, Inc. and Koo
                                                   Koo Roo Enterprises, Inc.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Ellen P. Spangler...................          50   Member of the Supervisory Board of Parent since February 1999; Senior
                                                   Vice President, Business and Legal Affairs and Secretary of UIH since
                                                   December 1996; Vice President of UIH from January 1991 to December
                                                   1996.

Tina Wildes.........................          38   Member of the Supervisory Board of Parent since February 1999; Senior
                                                   Vice President, Operations and Development Oversight of UIH since May
                                                   1998; Director MGM Latin America since December 1998; Senior Vice
                                                   President, Programming of UIH from October 1997 to May 1998; Regional
                                                   Vice President of UIH Latin America, Inc. from 1993 to October 1997.

Gene W. Schneider...................          72   Advisor to the Supervisory Board of Parent since February 1999 and
                                                   Member from July 1995 to February 1999; Chairman of the Board of
                                                   Directors of UIH since May 1989, Chief Executive Officer of UIH since
                                                   October 1995 and President of UIH from October 1995 to September
                                                   1998.

Mark L. Schneider...................          43   Chairman of the Board of Management and Chief Executive Officer of
                                                   Parent since April 1997; Executive Vice President of UIH since
                                                   December 1996; President and Chief Executive Officer of UIH
                                                   Europe/Middle East Communications, Inc. since December 1996; Chief of
                                                   Strategic Planning and Operational Oversight of UIH from May 1996 to
                                                   December 1996; Consultant to UIH from March 1995 to May 1996;
                                                   President of UIH from July 1992 to March 1995; Member of the board of directors of UIH since 1993.

John F. Riordan.....................          55   Member of the Board of Management of Parent since September 1998 and
                                                   Executive Vice President of Parent since March 1998; Vice Chairman and President of Advanced Communications (a division of Parent) since
                                                   September 1998; CEO of chello broadband since March 1999; Member of the Supervisory Board of Parent from April 1997 to March 1998;
                                                   Chairman and Chief Executive Officer of Princes Holdings Limited from
                                                   1992 to November 1998. Mr. Riordan is a citizen of Ireland.

J. Timothy Bryan....................          38   Member of the Board of Management, President and Chief Financial
                                                   Officer of Parent since September 1998; Member of the Supervisory
                                                   Board of Parent from December 1996 to September 1998; Chief Financial
                                                   Officer, Treasurer and Assistant Secretary of UIH from December 1996 to September 1998; Treasurer of Jones Financial Group, Inc. from 1993 to December 1996.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Anton H.E. v. Voskuijlen............          41   Member of the Board of Management of Parent since September 1998;
                                                   Senior Vice President and Managing Director, Legal and General
                                                   Counsel of Parent since April 1997, Vice President and General
                                                   Counsel from July 1996 to April 1997; Vice President, Business
                                                   Affairs and Legal Counsel of Philips Media, Inc. from March 1994 to
                                                   July 1996. Mr. Voskuijlen is a citizen of The Netherlands.

Nimrod J. Kovacs....................          49   Member of the Board of Management of Parent since September 1998;
                                                   Managing Director, Eastern Europe of Parent since March 1998;
                                                   President of UIH Programming, Inc. since December 1996; President,
                                                   Eastern Europe Distribution & Global Programming Group of UIH from
                                                   January to December 1996; Senior Vice President, Central/Eastern
                                                   Europe of UIH from March 1991 to December 1995.

Scott Bachman.......................          43   Managing Director, Technology and Purchasing of Parent since February
                                                   1998; Vice President, Engineering and Chief Technology Officer of
                                                   Parent from March 1996 to February 1998; Vice President, Operations &
                                                   Technology Projects of Cable Television Laboratories, Inc. from April
                                                   1991 to March 1996.

Charles H.R. Bracken................          32   Managing Director, Strategy, Acquisitions and Corporate Development
                                                   since March 1999; Executive Director, Communications, Media and
                                                   Technology and various other positions with Goldman Sachs
                                                   International from 1994 to March 1999. Mr. Bracken is a citizen of the United Kingdom.

Steven D. Butler....................          39   Managing Director of UPC Capital and Treasurer of Parent since
                                                   February 1998; Vice President and Treasurer of Parent from July 1995 to February 1998; Director of Finance of UIH from May 1991 to July
                                                   1995.

Simon Oakes.........................          42   Managing Director, Programming of Parent since March 1998;
                                                   independent feature film producer from 1994 to March 1998;
                                                   Co-chairman of Crossbow Films from 1989 to 1994. Mr. Oakes is a citizen of the United Kingdom.

Ray D. Samuelson....................          45   Managing Director, Finance and Accounting of Parent since February
                                                   1998 and Vice President, Finance and Accounting from July 1995 to
                                                   February 1998; Vice President, Finance and Administration of Cable
                                                   Operations Division of UIH from 1992 to July 1995.

Joseph Webster......................          36   Managing Director, Telephony Services of Parent and Chief Executive
                                                   Officer of Priority Telecom since February 1998; Regional Vice
                                                   President & General Manager, Time Warner Communications from February
                                                   1997 to February 1998 and Vice President & General Manager from
                                                   February 1994 to January 1997.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF BISON ACQUISITION CORP.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Bison Acquisition Corp. (the "Purchaser"). Each person identified below has held his position since the formation of the Purchaser on May 28, 1999. The principal address of the Purchaser is c/o United Pan-Europe Communications N.V., Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands, Telephone: 31-20-778-9840. The current business address for each individual listed below is Fred. Roeskestraat 123, P.O. Box 74763, 1070 BT Amsterdam, The Netherlands, Telephone:
31-20-778-9840. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------

J. Timothy Bryan*...................          38   President and Treasurer of Purchaser; Member of the Board of
                                                   Management, President and Chief Financial Officer of Parent since
                                                   September 1998; Member of the Supervisory Board of Parent from
                                                   December 1996 to September 1998; Chief Financial Officer, Treasurer
                                                   and Assistant Secretary of UIH from December 1996 to September 1998;
                                                   Treasurer of Jones Financial Group, Inc. from 1993 to December 1996.

Anton H.E. v. Voskuijlen*...........          41   Vice President and Secretary of Purchaser; Member of the Board of
                                                   Management of Parent since September 1998; Senior Vice President and
                                                   Managing Director, Legal and General Counsel of Parent since April
                                                   1997, Vice President and General Counsel from July 1996 to April
                                                   1997; Vice President, Business Affairs and Legal Counsel of Philips
                                                   Media from March 1994 to July 1996. Mr. Voskuijlen is a citizen of
                                                   The Netherlands.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF UNITED INTERNATIONAL HOLDINGS, INC.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of UIH. The principal address of UIH and, unless indicated below, the current business address for each individual listed below is 4643 S. Ulster Street, Suite 1300, Denver, Colorado 80237, Telephone:
303-770-4001. Each such person is, unless indicated below, a citizen of the United States.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------

Michael T. Fries....................          36   Member of the Supervisory Board of Parent since September 1998 and
                                                   Chairman since February 1999; President of UIH and President and
                                                   Chief Executive Officer of UIH Latin America, Inc. (a wholly-owned subsidiary of UIH) since September 1998; President of UIH
                                                   Asia/Pacific Communications, Inc. (a majority-owned subsidiary of
                                                   UIH) since June 1995 and Chief Executive Officer since December 1996;
                                                   Senior Vice President, Development of UIH from March 1990 to June
                                                   1995.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
John P. Cole, Jr....................          68   Member of the Supervisory Board of Parent since February 1999;
                                                   Director of UIH since March 1998; Director of Century Communication
                                                   Corporation; partner of the law firm of Cole, Raywid & Braverman since 1966.

Antony P. Ressler...................          38   Member of the Supervisory Board of Parent since February 1999;
                                                   Director of UIH since October 1993; principal of Apollo Advisors,
                                                   L.P., Berlitz International, Inc. and Ares Management, L.P. since prior to 1994. Director of Allied Waste Industries, Inc., Berlitz
                                                   International, Inc., Prandium, Inc., Vail Resorts, Inc. Berlitz
                                                   International, Inc. and Koo Koo Roo Enterprises, Inc.

Gene W. Schneider...................          72   Advisor to the Supervisory Board of Parent since February 1999 and
                                                   Member from July 1995 to February 1999; Chairman of the Board of
                                                   Directors of UIH since May 1989, Chief Executive Officer of UIH since
                                                   October 1995 and President of UIH from October 1995 to September
                                                   1998.

Mark L. Schneider...................          43   Chairman of the Board of Management and Chief Executive Officer of
                                                   Parent since April 1997; President of Parent from April 1997 until
                                                   September 1998. Executive Vice President of UIH since December 1996;
                                                   President and Chief Executive Officer of UIH Europe/Middle East
                                                   Communications, Inc. since December 1996; Chief of Strategic Planning and Operational Oversight of UIH from May 1996 to December 1996;
                                                   Consultant to UIH from March 1995 to May 1996; President of UIH from
                                                   July 1992 to March 1995; Member of the board of directors of UIH since 1993.

John F. Riordan.....................          55   Member of the Board of Management of Parent since September 1998 and
                                                   Executive Vice President of Parent since March 1998; Vice Chairman and President of Advanced Communications (a division of Parent) since
                                                   September 1998; CEO of chello broadband since March 1999; Member of the Supervisory Board of Parent from April 1997 to March 1998;
                                                   Chairman and Chief Executive Officer of Princes Holdings Limited from
                                                   1992 to November 1998. Mr. Riordan is a citizen of Ireland.

Lawrence F. DeGeorge................          52   Director of UIH since June 1997. Chief Executive Officer of LPL
                                                   Group, Inc., LPL Investments Group, Inc., LPL Management Group, Inc.
                                                   and DeGeorge Holding Ltd. since 1991. Director of CompleTel, LLC since May 1998. President of Amphenol Corporation from May 1989 to
                                                   January 1991 and Executive Vice President and Chief Financial Officer
                                                   from September 1986 to May 1989. Director of Amphenol Corporation
                                                   from June 1987 until January 1991. Director of Advance Display
                                                   Technologies, Inc.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS         AGE               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Bruce H. Spector....................          56   Director of UIH since October 1993. Consultant to Apollo Advisors,
                                                   L.P. from October 1992 through 1994; Partner of Apollo Advisors, L.P.
                                                   since 1995; Former member of Stutman, Treister & Glatt Professional
                                                   Corporation; Director of Telemundo Group, Inc., Metropolis Realty
                                                   Trust, Inc., NextHealth, Inc. and Veil Resorts, Inc.

Curtis W. Rochelle..................          82   Director of UIH since April 1993; Director of United International
                                                   Holdings, a Colorado general partnership from September 1989 until its dissolution in December 1993; Owner of Rochelle Livestock.

Albert M. Carollo...................          84   Director of UIH since April 1993; Director of the Partnership from
                                                   December 1990 until its dissolution in December 1993; President and
                                                   Chairman of Sweetwater Television Company from 1955 to 1997.

Lawrence J. DeGeorge................          81   Director of UIH since April 1993; Chairman of the Board and Chief
                                                   Executive Officer of Ampherol Corporation from May 1987 to May 1997;
                                                   Chief Executive Officer of Times Fiber Television Communications,
                                                   Inc., from 1985 to May 1997.

    4. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.

    To the best knowledge of Parent and the Purchaser, none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Common Stock, and none of the persons listed on this Schedule I has effected any transactions in the Common Stock during the past 60 days.

COPIES OF THE LETTERS OF TRANSMITTAL, PROPERLY COMPLETED AND DULY SIGNED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT BY EACH HOLDER OR SUCH HOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:

                          CONTINENTAL STOCK TRANSFER &
                                 TRUST COMPANY

            BY HAND:                          BY MAIL:                   BY OVERNIGHT COURIER:
  CONTINENTAL STOCK TRANSFER &      CONTINENTAL STOCK TRANSFER &      CONTINENTAL STOCK TRANSFER &
         TRUST COMPANY                     TRUST COMPANY                     TRUST COMPANY
    Two Broadway, 19th Floor          Two Broadway, 19th Floor          Two Broadway, 19th Floor
     Reorganization Window             Reorganization Window             Reorganization Window
    New York, New York 10004          New York, New York 10004          New York, New York 10004

          FACSIMILE TRANSMISSION:                         CONFIRMATION OF FAX:
               (212) 509-5150                                (212) 509-4000

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or

                         CALL TOLL-FREE: (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

                                 1585 Broadway

                            New York, New York 10036

                                 (212) 761-7055